Exhibit 10.1

$450,000,000

CREDIT AGREEMENT

among

SUNCOKE ENERGY, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

THE ROYAL BANK OF SCOTLAND PLC and KEYBANK NATIONAL ASSOCIATION,

as Revolving Facility Co-Documentation Agents,

BANK OF AMERICA, N.A.,

as Revolving Facility Syndication Agent,

BANK OF AMERICA, N.A.,

as Term Loan Documentation Agent,

CREDIT SUISSE SECURITIES (USA) LLC,

as Term Loan Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of July 26, 2011

J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners for the Term Loan Facility	J.P. MORGAN SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners for the Revolving Facility

i

4.4	Power; Authorization; Enforceable Obligations	58
4.5	No Legal Bar	58
4.6	Litigation	58
4.7	No Default	58
4.8	Ownership of Property	58
4.9	Intellectual Property	59
4.10	Taxes	59
4.11	Federal Regulations	59
4.12	Labor Matters	59
4.13	ERISA	59
4.14	Investment Company Act; Other Regulations	60
4.15	Subsidiaries	60
4.16	Use of Proceeds	60
4.17	Environmental Matters	60
4.18	Accuracy of Information, etc.	61
4.19	Security Documents	61
4.20	Solvency	62
4.21	Certain Documents	62

SECTION 5 CONDITIONS PRECEDENT		62

5.1	Conditions to Initial Extension of Credit	62
5.2	Conditions to Each Extension of Credit	67

SECTION 6 AFFIRMATIVE COVENANTS		67

6.1	Financial Statements	67
6.2	Certificates; Other Information	68
6.3	Payment of Obligations	69
6.4	Maintenance of Existence; Compliance	69
6.5	Maintenance of Property; Insurance	69
6.6	Inspection of Property; Books and Records; Discussions	70
6.7	Notices	70
6.8	Environmental Laws	70
6.9	Additional Collateral, etc.	71
6.10	Payment of Taxes	73
6.11	Ratings	73
6.12	Designation of Subsidiaries	73

SECTION 7 NEGATIVE COVENANTS		74

7.1	Financial Condition Covenants	74
7.2	Indebtedness	75
7.3	Liens	77
7.4	Fundamental Changes	78
7.5	Disposition of Property	79
7.6	Restricted Payments	80
7.7	Capital Expenditures	82
7.8	Investments	82
7.9	Modifications of Certain Debt Instruments	84
7.10	Transactions with Affiliates	84
7.11	Sales and Leasebacks	85

7.12	Changes in Fiscal Periods	85
7.13	Restrictive Agreements	85
7.14	Lines of Business	87
7.15	Amendments to Transaction Documents	87

SECTION 8 EVENTS OF DEFAULT		87

SECTION 9 THE AGENTS		90

9.1	Appointment	90
9.2	Delegation of Duties	90
9.3	Exculpatory Provisions	90
9.4	Reliance by Administrative Agent	91
9.5	Notice of Default	91
9.6	Non-Reliance on Agents and Other Lenders	91
9.7	Indemnification	92
9.8	Agent in Its Individual Capacity	92
9.9	Successor Administrative Agent	92
9.10	Documentation Agent and Syndication Agent	92

SECTION 10 MISCELLANEOUS		93

10.1	Amendments and Waivers	93
10.2	Notices	94
10.3	No Waiver; Cumulative Remedies	95
10.4	Survival of Representations and Warranties	95
10.5	Payment of Expenses and Taxes	95
10.6	Successors and Assigns; Participations and Assignments	96
10.7	Adjustments; Set-off	100
10.8	Counterparts	101
10.9	Severability	101
10.10	Integration	101
10.11	GOVERNING LAW	101
10.12	Submission To Jurisdiction; Waivers	101
10.13	Acknowledgements	102
10.14	Releases of Guarantees and Liens	102
10.15	Confidentiality	102
10.16	WAIVERS OF JURY TRIAL	103
10.17	USA Patriot Act	103

SCHEDULES:

1.1A	Commitments
1.1B 1.1C	Mortgaged Properties Reverter Right Properties
4.15	Subsidiaries
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of U.S. Tax Certificate
G	Form of Increased Facility Activation Notice
H	Form of Purchasing Borrower Party Assignment and Assumption
I	Form of New Lender Supplement
J-1 J-2 J-3	Form of Term Note Form of Revolving Note Form of Swingline Note

CREDIT AGREEMENT (this “Agreement”), dated as of July 26, 2011, among, SUNCOKE ENERGY, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), THE ROYAL BANK OF SCOTLAND PLC and KEYBANK NATIONAL ASSOCIATION, as revolving facility co-documentation agents, BANK OF AMERICA, N.A., as revolving facility syndication agent and term loan facility documentation agent, CREDIT SUISSE SECURITIES (USA) LLC, as term loan syndication agent, J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as joint lead arrangers and joint bookrunners for the term loan facility, J.P. MORGAN SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as joint lead arrangers and joint bookrunners for the revolving facility, and J.P. MORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively. Notwithstanding any provision to the contrary in this Agreement, the applicable ABR in respect of the Term Loans shall at no time be less than 2.0% per annum.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in the definition of GAAP.

“Acquired Debt”: Indebtedness of a Person existing at the time the Person is acquired by, or merges with or into the Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary, whether or not such Indebtedness is incurred in connection with, or in contemplation of, the Person being acquired by or merging with or into or becoming a Restricted Subsidiary.

“Additional Assets”: all or substantially all of the assets of a Permitted Business, or Capital Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other non-current assets (other than cash and Cash Equivalents or securities (including Capital Stock)) that are to be used in a Permitted Business.

“Adjustment Date”: as defined in the definition of Applicable Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control”

of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the exercise of voting power, by contract or otherwise (provided that the Parent and its Affiliates shall not be deemed to control the Borrower solely as a result of the rights and obligations under the Transaction Documentation or any other agreement existing on the Closing Date). “Controlled” has a meaning correlative thereto.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: (a) for each Type of Loan other than Incremental Term Loans, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans

Revolving Loans and Swingline Loans	1.50%	2.50%
Tranche B Term Loans	2.00%	3.00%

, provided, that on and after the first Adjustment Date occurring after the completion of two full Fiscal Quarters after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Applicable Pricing Grid; and

(b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

“Applicable Pricing Grid”: the table set forth below:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
> 4.00:1.00	2.75%	1.75%	.50%
≤ 4.00:1.00 but > 3.00:1.00	2.50%	1.50%	.45%
≤ 3.00:1.00 but > 2.00:1.00	2.25%	1.25%	.40%
≤ 2.00:1.00	2.00%	1.00%	.35%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property that are either (a) not permitted under this Agreement or (b) permitted by Section 7.5(p) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Amount”: on any date of determination, the sum of, without duplication,

(a) an amount equal to 50% of Cumulative Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) for the period from the first day of the first fiscal quarter commencing after the Closing Date until the last day of the then most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1; plus

(b) subject to paragraph (c), the aggregate net proceeds, including cash proceeds and the Fair Market Value of property other than cash, received by the Borrower (other than from a Subsidiary) after the Closing Date:

(i) from the issuance or sale of its Qualified Capital Stock, including by way of issuance of its Disqualified Capital Stock or other Indebtedness to the extent since converted into Qualified Capital Stock of the Borrower, or

(ii) as a contribution to its common equity,

in each case, other than any proceeds used to make any Restricted Payment permitted under Section 7.6(b)(y) or any Investment pemitted under Section 7.8(t); plus

(c) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(i) 100% of any dividends, distributions or repayments of loans or advances received by the Borrower or a Restricted Subsidiary after the Closing Date from an Unrestricted Subsidiary (not included in Consolidated Net Income), plus

(ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, plus

(iii) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Borrower or any Restricted Subsidiary from the sale (other than to the Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, plus

(d) the cash return, after the Closing Date, on any Investment made after the Closing Date, as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(e) any amount which previously qualified as an Investment made under Section 7.8(u) or (v) on account of any Guarantee Obligation entered into by the Borrower or any Restricted Subsidiary; provided that such Guarantee Obligation has not been called upon and the obligation arising under such Guarantee Obligation no longer exists, minus

(f) the sum at the time of determination of (i) the aggregate amount of Restricted Payments made since the Closing Date pursuant to Section 7.6(h), (ii) the aggregate amount of Investments made since the Closing Date pursuant to Section 7.8(v) and (iii) the aggregate amount of Capital Expenditures made since the Closing Date pursuant to the last sentence of Section 7.7.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries; provided, however, that Capital Expenditures for the Borrower and its Restricted Subsidiaries shall not include expenditures to the extent they are made with funds that would have constituted Net Cash Proceeds under clause (a) of the definition of the term “Net Cash Proceeds” but for the application of the proviso to such clause (a).

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Claymont”: The Claymont Investment Company LLC.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is July 26, 2011.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  1/2 of 1% per annum; provided, that on and after the first Adjustment Date occurring after the completion of two full Fiscal Quarters after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June 28, 2011 and furnished to certain Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: as of any date of determination, the aggregate amount of liabilities of the Borrower and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (a) all intercompany items between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Indebtedness.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period plus the sum of (a) provision for Taxes, based on income or profits of the Borrower and the Restricted Subsidiaries for such period, to the extent that such amounts were deducted in computing Consolidated Net Income, plus (b) Fixed Charges of and the Borrower and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income, plus (c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization an other non-cash expenses were deducted in computing such Consolidated Net Income, plus (d) the “run-rate” Consolidated Net Income plus amounts added to Consolidated Net Income in accordance with clauses (a) through (c) of this definition to calculate Consolidated EBITDA (the “Operational EBITDA”) of any asset acquired, constructed, designed, installed or improved that has not been fully constructed, complete and operational in the business of the Borrower and its Restricted Subsidiaries for at least four full Fiscal Quarters; provided that (A) the Operational EBITDA of such asset shall be determined based upon the annualized Operational EBITDA of such asset projected in good faith by a responsible financial or accounting officer of the Borrower to be realized no later than 12 months after such asset is fully constructed, complete and operational in the business of the Borrower and its Restricted Subsidiaries and (B) the aggregate amount by which Consolidated EBITDA is increased pursuant to this clause (d) shall not exceed 10% of Consolidated Net Income for any period of four consecutive Fiscal Quarters, plus (e) any net loss realized by the Borrower or any of its Restricted Subsidiaries in connection with any Asset Sale, to the extent such losses were deducted in computing Consolidated Net Income, minus or plus, as the case may be, plus (f) all extraordinary, unusual or non-recurring items of gain (loss) or expense to the extent added or deducted in computing Consolidated Net Income, plus (g) non-cash items increasing or decreasing such Consolidated Net Income for such period, other than the accrual of revenue or expense in the ordinary course of business, plus (h) sales discounts provided by the Borrower or any Restricted Subsidiary to customers due to sharing of nonconventional fuels tax credits, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA (A) in the same proportion that the Consolidated Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the Fiscal Quarters ended September 30, 2010, December 31, 2010, March 31, 2011 and June 30, 2011, Consolidated EBITDA for such Fiscal Quarters shall be $59,096,000, $42,303,000, $42,034,000 and $38,088,000, respectively.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period calculated on a Pro Forma Basis.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) net of cash interest income.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period calculated on a Pro Forma Basis.

“Consolidated Net Income”: for any period, the aggregate of the net income (loss) of the Borrower and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Borrower or a Restricted Subsidiary (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (b) hereof); (b) the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; (c) the net income (loss) of any Person acquired during the specified period for any period prior to the date of the acquisition will be excluded; (d) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any sale of assets outside the ordinary course of business of the Borrower; or (ii) the disposition of any securities by the Borrower or any Restricted Subsidiary or the extinguishment of any Indebtedness of the Borrower or any Restricted Subsidiary, will be excluded; (e) any extraordinary, non-recurring or unusual gain or loss, together with any related provision for taxes on such extraordinary, non-recurring or unusual gain or loss will be excluded; (f) any unrealized gain or loss included in net income due to marking Hedging Agreements to market shall be excluded; (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights of officers, directors and employees of the Borrower and any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Qualified Capital Stock of the Borrower or any Restricted Subsidiary; (h) the cumulative effect of a change in accounting principles will be excluded; and (i) to the extent deducted in the calculation of net income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income.

“Consolidated Net Tangible Assets”: as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) (other than mineral rights) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries minus (c) Consolidated Current Liabilities, all determined as of such date and after giving pro forma effect to any transactions occurring on such date.

“Consolidated Senior Secured Debt”: all Consolidated Total Debt secured by a Lien on any assets of the Borrower or Restricted Subsidiary.

“Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, and each other director, if, in each case, (a) such other director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or (b) such other director’s election to the board of directors of the Borrower by such board of directors is supported by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“control” and “controlled”: as defined in the definition of Affiliate.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Cumulative Consolidated Net Income”: for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default or breach of a representation, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is prepared to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and cash in lieu of fractional shares), in whole or in part, (c) provides for mandatory scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one days after the Tranche B Term Loan Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Borrower or any of its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documentation Agent”: The Royal Bank of Scotland plc, Keybank National Association and Bank of America, N.A.

“Dollars” and “$”: dollars in lawful currency of the United States.

“ECF Percentage”: 50%; provided, that (x) the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 3.0 to 1.0 and greater than 2.50 to 1.00 and (y) the ECF Percentage shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.5 to 1.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rulings and regulations thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) the occurrence of any Reportable Event; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived; (c) the failure to make by its due date the minimum required contribution under Section 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to a complete or partial withdrawal from any Plan or Multiemployer Plan; (ij) the receipt by any Group Member or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA or terminated within the meaning of Section 4041A of ERISA; (j) an amendment to any Plan which could result in the imposition of a Lien or the posting of a bond or other security; (k) the occurrence of a nonexempt Prohibited Transaction which could reasonably be expected to result in a liability to any Group Member or any ERISA Affiliate; and (l) an increase in the liability of any Group Member or ERISA Affiliate for the provision of post-employment health or life insurance benefits to any Person.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding any provision to the contrary in this Agreement, the applicable Eurodollar Base Rate in respect of the Term Loans shall at no time be less than 1.0% per annum.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Fiscal Year, the remainder, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures or in respect of Permitted Acquisitions or other Investments made under Section 7.8(i), (q), (r), (s), (u) and (v), in each case to the extent such amount did not already reduce consolidated Net Income for such Fiscal Year (except to the extent financed with the proceeds of any Indebtedness or Capital Stock), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Restricted Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such Fiscal Year, and (v) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Agreement”: the exchange agreement entered into on or prior to the Closing Date among Parent, Borrower and Credit Suisse, Cayman Islands Branch.

“Excluded Collateral”: as defined in the Guarantee and Collateral Agreement.

“Excluded Subsidiary”: any Foreign Subsidiary, any Receivables Subsidiary and any Immaterial Subsidiary.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income by the United States, or by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or by reason of the Lender having a present or former connection with the jurisdiction imposing such tax, other than a connection arising solely from the transactions specifically contemplated by this Agreement, (b) any branch profits Taxes imposed by the United States or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect on the date such. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.19(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.19(a) and (d) any taxes imposed under Sections 1471-1474 of the Code as of the date of this Agreement and any current or future regulations or official interpretations thereof, including as a result of the Lender’s failure to comply with Section 2.19(f).

“Facility”: each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) the Incremental Term Loans (the “Incremental Term Facility”).

“Fair Market Value”: with respect to any property, the price that would be paid by a willing buyer to a willing seller in a transaction where neither the buyer nor the seller is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $50,000,000, by any officer of the Borrower; or (b) if such property has a Fair Market Value in excess of $50,000,000, by at least a majority of the disinterested members of the board of directors of the Borrower.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fee Property”: as defined in Section 5.1(l).

“Fiscal Quarter”: a fiscal quarter of the Borrower.

“Fiscal Year”: a fiscal year of the Borrower.

“Fixed Charges”: for any period, the sum of: (a) Interest Expense less interest income for such period; and (b) cash and non-cash dividends paid on any Disqualified Capital Stock or Preferred

Stock of the Borrower or a Restricted Subsidiary, except for dividends payable in the Borrower’s Qualified Capital Stock or paid to the Borrower or to a Restricted Subsidiary.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any Affiliate thereof.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or contributed to by any Group Member for workers located outside of the United States.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) a failure to make or, if applicable, accrue in accordance with the applicable jurisdiction’s accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) a failure to register or a loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any provisions of applicable law and regulations or with the terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: (a) any Subsidiary of the Borrower that is not organized under the laws of any jurisdiction within the United States, (b) each Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States substantially all of the assets of which consist, directly or indirectly, of Capital Stock of Subsidiaries described in clause (a), (c) any Subsidiary of any Foreign Subsidiary and (d) any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States that is a partnership or disregarded as an entity separate from its owner for U.S. federal tax purposes and has a partner, member or owner that is described in clause (a).

“Funded Debt”: as to the Borrower and its Restricted Subsidiaries, without duplication, all consolidated Indebtedness of the type set forth in clauses (a), (b), (c) (but only with respect to reimbursement obligations related thereto), (e) and (f) of the definition of Indebtedness and all Guarantee Obligations in respect thereof; provided that Funded Debt shall exclude any Guarantee Obligations of Indebtedness of Claymont existing on the Closing Date.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“guaranteeing person”: as defined in the definition of Guarantee Obligation.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Harold Keene Additional Property”: as defined in Section 5.1(l).

“Harold Keene Coal Facility”: as defined in Section 5.1(l).

“Harold Keene Docks”: as defined in Section 5.1(l).

“Harold Keene Office and Warehouse Property”: as defined in Section 5.1(l).

“Harold Keene Property”: as defined in Section 5.1(l).

“Hedging Agreement”: (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement or other agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, currency option agreements or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material futures contract, commodity hedge agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk.

“Immaterial Subsidiary”: as of any date determination, any Restricted Subsidiary of the Borrower that individually or in the aggregate together with other Restricted Subsidiaries of the Borrower does not have (i) assets with a value in excess of 5.0% of the total assets or (ii) revenues (for the most recently completed period of four consecutive Fiscal Quarters) representing in excess of 5.0% of total revenues, of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.24(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Term Facility”: as defined in the definition of Facility.

“Incremental Term Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”: as defined in Section 2.24(a).

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the final maturity of the Tranche B Term Loans.

“Indebtedness”: with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (it being understood that outstanding letters of credit shall not constitute obligations for borrowed money unless such letters of credit have been drawn on by the beneficiary thereof and the resulting reimbursement obligations have not been paid); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations or with respect to workers’ compensation benefits); (c) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn); (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables, accrued expenses or royalties, (ii) inter-company payables, (iii)

working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations; (e) Capital Lease Obligations; (f) Disqualified Capital Stock issued by the Borrower; (g) all Guarantee Obligations with respect to Indebtedness; (h) all Indebtedness of other Persons secured by a Lien on any asset of such Person (other than Liens on Capital Stock of Unrestricted Subsidiaries and Foreign Subsidiaries), whether or not such Indebtedness is assumed by such Person; and (i) all obligations of such Person under Hedging Agreements; provided that in no event shall Indebtedness include (i) obligations (other than obligations with respect to Indebtedness for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Borrower (including the Parent and its Subsidiaries, as its predecessor) and its Restricted Subsidiaries or (ii) obligations under the Tax Sharing Agreement.

The amount of Indebtedness of any Person will be deemed to be: (a) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Indebtedness; (b) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (c) with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and (d) otherwise, the outstanding principal amount thereof.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document.

“Indemnitee”: as defined in Section 10.5.

“Indiana Harbor Partnership”: Indiana Harbor Coke Company L.P..

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”:, for any period, the consolidated interest expense of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Borrower or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Lease Obligations, (ii) original issue discount, (iii) capitalized interest, and (iv) non-cash interest expense (other than non-cash interest expense attributable to movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP), but excluding (a) amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility (b) non-cash interest expense attributable to movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (whether in cash or other assets (calculated at the fair market value with respect to any assets)), without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of the Administrative Agent and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Jewell Additional Property”: as defined in Section 5.1(l).

“Jewell Coke Facility”: as defined in Section 5.1(l).

“Jewell Coke Ovens Property”: as defined in Section 5.1(l).

“Jewell Office and Warehouse Property”: as defined in Section 5.1(l).

“L/C Commitment”: $100,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Marketable Securities”: any equity securities that are (i) listed on a national securities exchange, (ii) issued by a Person having a total equity market capitalization of not less than $250,000,000, and (iii) in an aggregate amount not greater than 5% of the total equity market capitalization of such Person.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Indebtedness”: means any Indebtedness of the Borrower or its Restricted Subsidiaries in an aggregate principal amount in excess of the Threshold Amount.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, or pollutants, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea formaldehyde insulation, coal combustion byproducts or waste, boiler slag, scrubber residue, or flue desulphurization residue.

“Middletown Mortgaged Property”: as defined in Section 5.1(l).

“Mine”: any excavation or opening into the earth now and hereafter made from which coal is or can be extracted from any real property.

“Mining Laws”: any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

“Mining Lease”: a lease, license or other use agreement which provides the Borrower or any Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or desirable in order to recover coal from any Mine. Leases which provide Borrower or any other Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of any real property containing such reserves shall also be deemed a Mining Lease.

“Moody’s”: as defined in the definition of Cash Equivalents.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, Special Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by the Borrower or any of its Restricted Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, insurance adjusters’, environmental consultants’, engineers’, architects’ and other professionals’ and consultants’ fees, environmental impact assessment, environmental inspection and other property-related report, inspection and testing fees and charges, investment banking fees, survey, engineering and inspection costs, title insurance premiums, title opinions and related search and recording charges, zoning report fees and charges, transfer taxes, deed or mortgage recording taxes and brokerage, appraisal, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) in the case of any Asset Sale, Special Asset Sale or Recovery Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension plan and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale, Special Asset Sale or Recovery Event occurring on the date of such reduction); provided, that, if no Event of Default under Section Section 8(a) or (f) exists and the Borrower intends in good faith to use any portion of such proceeds (other than the portion of the Net Cash Proceeds of a Special Asset Sale which are required to be applied as set forth in Section 2.11(b)(ii)) to acquire, maintain, develop, construct, improve, upgrade or repair Additional Assets or other assets useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions, in each case within 15 months of such receipt (the “Reinvestment Period”), such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent, within the Reinvestment Period, not so used or made subject to a binding commitment to be so used (it being understood that if any portion of such proceeds are not so used but are so committed to being used during the Reinvestment Period, then upon the termination of such commitment or if such Net Cash Proceeds are not so used within a subsequent 9-month period, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Cash Proceeds if an Event of Default under Section Section 8(a) or (f) has occurred and is continuing at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default under Section Section 8(a) or (f) had occurred and was continuing); and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Lender”: as defined in Section 2.24(b).

“New Lender Supplement”: as defined in Section 2.24(b).

“New York UCC”: as defined in the Guarantee and Collateral Agreement.

“Non-Consenting Lender”: as defined in Section 2.22.

“Non-Recourse Debt”: Indebtedness as to which (i) neither the Borrower nor any Restricted Subsidiary provides any guarantee other than a pledge of Capital Stock of any Person that is a primary obligor in respect of such Indebtedness and is not the Borrower or a Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Indebtedness of the Borrower or any Restricted Subsidiary.

“Non-U.S. Lender”: any Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans, in each case substantially in the form of Exhibit J-1, J-2 or J-3, as applicable.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, termination payments, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any other Loan Party pursuant hereto) or otherwise.

“OID”: as defined in Section 2.24(a).

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.22).

“Parent”: Sunoco, Inc., a Pennsylvania corporation.

“Parent Payment Guaranty Agreement”: that certain Guaranty, Keep Well and Indemnification Agreement, dated as of July 18, 2011 by and among Parent, the Borrower and the other entities party thereto.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA or any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: any direct or indirect acquisition by the Borrower or a Restricted Subsidiary, in a transaction or series of related transactions permitted by Section 7.8 (including, without limitation, Section 7.8(c)), of (a) more than 50% of any class of Voting Stock of any Person, (b) all or substantially all of the coal or other mineral reserves of any Person or (c) all or substantially all of the property and assets or business of another Person or any assets or business of any other Person constituting a business unit, line of business or division of any Person.

“Permitted Business”: any of the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Group”: any group of Persons that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and which group includes a Permitted Holder; provided that no single Person (together with its Affiliates) beneficially owns more of the Voting Stock of the Borrower that is beneficially owned by such group of Persons than is then collectively beneficially owned by the Permitted Holders in the aggregate.

“Permitted Holder”: (a) the Parent, (b) any Subsidiary of Parent or (c) any Permitted Group.

“Permitted Liens”:

(i) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.3 or Section 6.10;

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue (subject to extension by mutual agreement by the obligee and obligor) by more than 30 days or are being contested in compliance with Section 6.3;

(iii) pledges or deposits (A) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or similar legislation or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business, (B) to secure payment of reclamation liabilities, (C) in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms) or (D) on the property and assets of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money or the obtaining of advances or credit;

(iv) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements, landlord’s liens, and statutory and governmental liens (including environmental liens);

(v) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(vi) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like and Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the applicable joint venture agreements;

(vii) Liens incurred in the ordinary course of business securing obligations not constituting Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties of the Borrower and its Restricted Subsidiaries or their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(viii) existing or future grants of coal bed methane leases or oil and gas or other hydrocarbon leases granted by any Governmental Authority or other third party and associated pipelines, collection facilities, accessways and easements pertaining to the same;

(ix) surface use agreements, mining agreements, easements, covenants, conditions, restrictions, declarations, zoning restrictions, rights of way, minor defects in title, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, railroad trackage, siding and spur rights and agreements, transmission and transportation lines, related to real property, those containing rights of reverter or re-entry, options to purchase or to lease, and all other title defects, exceptions and exclusions of record with respect to the Jewell Additional Property and the Harold Keene Property, and rights of first refusal and first negotiation set forth on Schedule 1.1C and otherwise with respect to the Jewell Additional Property and Harold Keene Property, collectively “Reverter Rights”, and together with all of the foregoing Liens in this subsection (ix), collectively, “Real Property Liens”), (A) which are in existence on the date hereof or with respect to after-acquired property, which are in existence on the date of such acquisition (as the same may be amended or modified from time to time), or (B) imposed by law or arising in the ordinary course of business, in each case (except for

Reverter Rights) that do not secure any monetary obligation, and in each case (except with respect to such existing defects in title or encroachments with respect to the Jewell Coke Facility and the Harold Keene Property) do not materially detract from the value of the affected real property (taken as a whole with respect to the Jewell Coke Facility and the Harold Keene Property) for the purpose for which it is being used at the time of evaluation (subject to and taking into account any implied, express or historical consent, permission or other acquiescence by the holder of any Real Property Lien) and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary as actually conducted at the time of evaluation;

(x) pledges, deposits or non-exclusive licenses to use intellectual property rights of the Borrower or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(xi) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8(h);

(xii) any precautionary uniform commercial code financing statement filing in respect of leases (and not any Indebtedness) entered into the ordinary course of business;

(xiii) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by Borrower or one of its Subsidiaries, with respect to real property where the Borrower or applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(xiv) layback arrangements, joint operation arrangements and similar arrangements with adjoining coal operators;

(xv) Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the respective joint venture agreements;

(xvi) with respect to water rights, Liens imposed by the doctrine of prior appropriation (including seniority of water rights), the necessity to put the water to a beneficial use, restrictions imposed by the applicable Governmental Authority and the actual availability of water (including restrictions on the use of ground water);

(xvii) farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Subsidiary is a lessor encumbering portions of any property to the extent such leases would be granted or permitted by a prudent operator of mining properties similar in use and configuration to real properties;

(xviii) encumbrances typically found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

(xix) rights and easements of owners (i) of undivided interests in any of the real property where the Borrower or its Subsidiaries own less than 100% of the fee interest, (ii) of interests in the surface of any real property where the Borrower or its Subsidiaries do not own or lease such surface interest, (iii) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the Borrower or its Subsidiaries do not own such coal or other minerals, and (iv) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by the Borrower or its Subsidiaries;

(xx) with respect to any real property in which Borrower or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

(xxi) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person;

(xxii) Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2(n) covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(xxiii) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Code;

(xxiv) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xxv) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Restricted Subsidiary on deposit with or in possession of such bank;

(xxvi) Liens incurred in the ordinary course of business to secure liability to insurance carriers;

(xxvii) non-exclusive licenses of intellectual property in the ordinary course of business;

(xxviii) Liens to secure a defeasance trust;

(xxix) Liens arising under retention of title, hire, purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Borrower or any Restricted Subsidiary in the ordinary course of business on arm’s length terms; and

(xxx) with respect to all real property in which Borrower or any Restricted Subsidiary owns less than a fee interest, all Real Property Liens and all other liens,

encumbrances, charges, mortgages, security interests and any and all other Liens of whatsoever nature which are suffered or incurred by the fee owner, any superior lessor, sublessor or licensor, or any inferior lessee, sublessee or licensee.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement of any Indebtedness of such Person; provided that:

(c) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, extended or replaced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees (including original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder;

(d) such modification, refinancing, refunding, renewal, extension or replacement has a final maturity date equal to or later than the earlier of (i) one year after the Tranche B Term Loan Maturity Date or (ii) the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced (excluding the effect of any prepayments of scheduled amortization); and

(e) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, extended or replaced is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations, (ii) such modification, refinancing, refunding, renewal, extension or replacement is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced or any other Person who would have been permitted to incur such Indebtedness hereunder and (iii) to the extent that the Liens securing the Indebtedness being refinanced is subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any “employee benefit plan,” as defined in Section 3(3) of ERISA (except a Multiemployer Plan) in respect of which any Group Member or, with respect to any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code any ERISA Affiliate, (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) has any liability.

“Policy” and “Policies”: as defined in Section 5.1(l).

“Preferred Stock”: with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Administrative Agent in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Pro Forma Basis” and “Pro Forma Effect”: for purposes of calculating any financial ratio,

(i) pro forma effect will be given to any Indebtedness, Disqualified Capital Stock or Preferred Stock (other than (a) ordinary working capital borrowings and (b) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case, interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) incurred during or after the applicable period to the extent the Indebtedness is outstanding or is to be incurred on the date as if the Indebtedness, Disqualified Capital Stock or Preferred Stock had been incurred on the first day of the applicable period;

(ii) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date on which such ratio is calculated (taking into account any Hedging Agreement applicable to the Indebtedness if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire applicable period;

(iii) Fixed Charges related to any Indebtedness, Disqualified Capital Stock or Preferred Stock (other than (a) ordinary working capital borrowings and (b) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case, interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) no longer outstanding or to be repaid or redeemed on the date on which such ratio is calculated, will be excluded;

(iv) asset acquisitions and dispositions (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the Borrower or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the applicable period or subsequent to such applicable period and on or prior to or simultaneously with the date on which such ratio is calculated shall be calculated on a pro forma basis assuming that all such acquisitions and dispositions (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges, Consolidated Senior Secured Debt or Consolidated Total Debt and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Borrower (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended, or any other regulation or policy of the SEC related thereto); provided that the benefits resulting therefrom are anticipated by the Borrower to be realized in the good faith judgment of the chief financial officer of the Borrower within 18 months;

(v) any Person that is a Restricted Subsidiary on the date on which such ratio is calculated will be deemed to have been a Restricted Subsidiary at all times during such applicable period, and if, since the beginning of the applicable period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidated or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the applicable financial ratio shall be adjusted giving pro forma effect thereto for such period as if such asset acquisition or disposition (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), merger, consolidation or discontinued operation had occurred at the beginning of the applicable period; and

(vi) any Person that is not a Restricted Subsidiary on the date on which such ratio is calculated will be deemed not to have been a Restricted Subsidiary at all times during such applicable period.

Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Purchasing Borrower Party”: the Borrower or any Restricted Subsidiary of the Borrower that becomes an Eligible Assignee or a Participant pursuant to Section 10.6.

“Purchasing Borrower Party Assignment and Assumption”: as defined in Section 10.6(g).

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Financing”: any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(a) the board of directors of the Borrower has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary),

(b) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower), and

(c) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings);

provided that the aggregate principal amount of all Qualified Receivables Financing outstanding at any time shall not exceed $75,000,000.

For purposes of this Agreement, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to the Borrower (except for Standard Securitization Undertakings).

“Real Property Liens”: as defined in the definition of Permitted Liens.

“Receivables Financing”: any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any obligations in respect of Hedging Agreements entered into by the Borrower or any Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary that is a Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (x) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings or (z) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Borrower shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and an officer’s certificate stating that such designation complied with the foregoing conditions.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Registration Rights Agreement”: the registration rights agreement entered into on or prior to the Closing Date by and between Parent and the Borrower.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvesment Period”: as defined in Section 1.1, definition of Net Cash Proceeds.

“Replaced Revolving Commitments”: as defined in Section 10.1.

“Replaced Revolving Loans”: as defined in Section 10.1.

“Replaced Term Loans”: as defined in Section 10.1.

“Replacement Revolving Commitments”: as defined in Section 10.1.

“Replacement Revolving Loans”: as defined in Section 10.1.

“Replacement Term Loans” as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043.

“Repricing Event”: (a) any prepayment or repayment of Term Loans using proceeds of, or any conversion of Term Loans into, or any new or replacement tranche of term loans or Indebtedness incurred by the Borrower from a substantially concurrent incurrence of syndicated term loans for which the total yield thereof (calculated including the upfront fees, any interest rate floors and any OID (with such OID calculated excluding any arrangement, underwriting or similar fee paid by the Borrower)) on the date of such prepayment is lower than the total yield with respect to the Term Loans immediately prior to such prepayment or conversion, provided that the primary purpose of such prepayment is to refinance Term Loans at a lower interest rate and, for the avoidance of doubt, excludes any new or replacement loans incurred in connection with an acquisition or Change of Control or (b) any repricing of Term Loans pursuant to an amendment hereto resulting in the total yield thereof (calculated including the upfront fees, any interest rate floors and any OID (with such OID calculated excluding any arrangement, underwriting or similar fee paid by the Borrower)) on the date of such amendment being lower than the total yield with respect to the Term Loans on the date of such prepayment.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payment”: any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any of its Restricted Subsidiaries (other than dividends or distributions paid in the Borrowers’ Qualified Capital Stock), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Borrower held by Persons other than the Borrower or any of its Restricted Subsidiaries or (ii) any prepayment, purchase, repurchase redemption of, or other principal payment in respect of, Subordinated Debt prior to any scheduled payment or maturity thereof, other than (x) payments of interest when due and principal when due in accordance with the scheduled maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or (y) a payment of intercompany Subordinated Debt.

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $150,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of Facility.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date”: July 26, 2016.

“S&P”: as defined in the definition of Cash Equivalents.

“Sale and Leaseback Transaction”: with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Notes”: the senior unsecured notes of the Borrower issued on the Closing Date pursuant to the Senior Note Indenture and any exchange notes with respect thereto.

“Separation and Distribution Agreement”: the separation and distribution agreement entered into on or prior to the Closing Date by and between Parent and the Borrower.

“Solvent”: when used with respect to any Person or group of Persons, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person or group will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person or group will, as of such date, be greater than the amount that will be required to pay the liability of such Person or group on its debts as such debts become absolute and matured, (c) such Person or group will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person or group will be able to pay its debts as they mature. For the purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Asset Sale”: any Disposition of property or series of related Dispositions of property that is permitted by Section 7.5(r).

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Cash Management Agreement.”

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the documentation for any Material Indebtedness.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Standard Securitization Undertakings”: representations, warranties, covenants, indemnities and guarantees entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity”: (i) with respect to any Indebtedness, the date specified as the fixed date on which the final installment of principal of such Indebtedness is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt”: any unsecured Indebtedness of the Loan Parties which is subordinated in right of payment to the Obligations, pursuant to a written agreement to that effect, which Indebtedness shall have a Stated Maturity that is at least one year later than the Tranche B Term Loan Maturity Date and no amortization payouts or other mandatory prepayments (other than customary change of control and asset sale prepayment provisions) prior to such date.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: at any time, each Subsidiary that guarantees the Obligations under the Guarantee and Collateral Agreement, provided that no Foreign Subsidiary shall be a Subsidiary Guarantor.

“Sunoco”: Sunoco, Inc., a Pennsylvania corporation.

“Surface Property”: as defined in Section 5.1(l).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Syndication Agents”: Bank of America, N.A. and Credit Suisse Securities (USA) LLC.

“Tax Sharing Agreement”: the tax sharing agreement entered into on or prior to the Closing Date by and between Parent and the Borrower.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”: the collective reference to the Tranche B Term Lenders and the Incremental Term Lenders.

“Term Loans”: the collective reference to the Tranche B Term Loans and the Incremental Term Loans.

“Test Period”: at any time, the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 6.1(a) or 6.1(b).

“Threshold Amount”: $35,000,000.

“Title Insurance Company”: as defined in Section 5.1(l).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Tranche B Term Commitments is $300,000,000.

“Tranche B Term Facility”: as defined in the definition of Facility.

“Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”: as defined in Section 2.1.

“Tranche B Term Loan Maturity Date”: July 26, 2018.

“Tranche B Term Percentage”: as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transaction Documentation”: collectively, the Senior Note Indenture, the Senior Notes, this Agreement, the Separation and Distribution Agreement, the Registration Rights Agreement, the Transition Services Agreement, the Tax Sharing Agreement, the Underwriting Agreement, the Exchange Agreement and the Parent Payment Guaranty Agreement, in each case as in effect on the Closing Date and as amended, modified, renewed or replaced from time to time in accordance with Section 7.15.

“Transaction Liens”: the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Transactions”: collectively, the transactions to occur on or about the Closing Date pursuant to the Transaction Documentation or other agreements existing on or prior to the Closing Date, including without limitation the execution, delivery and performance of this Agreement and the Loan Documents, the borrowing of the Term Loans hereunder and the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the initial public offering of Capital Stock of the Borrower and the issuance of the Senior Notes.

“Transferee”: any Assignee or Participant.

“Transition Services Agreement”: the transition services agreement entered into on or prior to the Closing Date by and between Parent and the Borrower.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Underwriting Agreement”: the underwriting agreement entered into on or prior to the Closing Date among Parent, Borrower, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (a) Claymont, (b) Indiana Harbor Partnership and (c) any other Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.12 subsequent to the date hereof.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.19(f)(ii)(D).

“Voting Stock”: with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: the relevant Loan Party and the Administrative Agent.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans. (a) The Tranche B Term Loan of each Tranche B Lender shall be repaid in consecutive quarterly installments (each due on the last day of each calendar quarter, except for the last such installment), commencing on September 30, 2011, each of which shall be in an amount equal to such Lender’s Tranche B Term Percentage multiplied by (i) in the case of each quarterly installment occurring prior to the Tranche B Term Loan Maturity Date, an amount equal to

0.25% of the aggregate amount of the Term Loan made on the Closing Date, as reduced from time to time, in accordance with Section 2.17, and (ii) on the Tranche B Term Loan Maturity Date, the remaining aggregate principal amount of the Term Loans.

(b) The Incremental Term Loans of each Incremental Term Lender shall be repaid in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made, provided that, prior to the final maturity of the Tranche B Term Loans, the aggregate amount of such installments for any four consecutive Fiscal Quarters shall not exceed 1% of the aggregate principal amount of such Incremental Term Loans on the date such Loans were first made.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Notwithstanding anything to the contrary in this Section 2.10 or Section 2.11, any prepayment or repricing of the Term Loans effected on or prior to the first anniversary of the Closing Date as a result of a Repricing Event shall be accompanied by a fee equal to 1.00% of the principal amount of Term Loans prepaid or repriced, unless such fee is waived by the applicable Term Lender. If in connection with a Repricing Event on or prior to such first anniversary any Lender is replaced as a result of its being a Non-Consenting Lender in respect of such Repricing Event pursuant to Section 2.22, such Lender shall be entitled to the fee provided under this Section 2.10.

2.11 Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans.

(b) If on any date any Group Member shall receive (i) Net Cash Proceeds from any Asset Sale or Recovery Event then 100% of such Net Cash Proceeds shall be applied within 3 Business Days of such date toward the prepayment of the Term Loans as set forth in Section 2.11(d) and (ii) Net Cash Proceeds from any Special Asset Sale, then 25% (or, in the case of Net Cash Proceeds from Special Asset Sales in excess of $500,000,000 in the aggregate for all Special Asset Sales, but only with respect to the portion of such Net Cash Proceeds in excess of $500,000,000, 35%) of such Net Cash Proceeds shall be applied within 3 Business Days of receipt thereof toward the prepayment of Term Loans as set forth in Section 2.11(d); provided, however, that in the case of any such prepayment of Term Loans, any Lender that has Term Loans may elect not to have such Loans prepaid by delivering a notice to the Administrative Agent at least one Business Day after the Administrative Agent notifies the Lenders of such prepayment in which notice such Lender shall decline to have such Loans prepaid with the amounts set forth above, in which case the amounts that would have been applied to a prepayment of such Lender’s Term Loans shall instead be applied pro rata to all Lenders holding Term Loans that did not decline such offer to be repaid (but who may also then elect to decline such prepayment as set forth above) and any proceeds that remain thereafter will be returned to the Borrower (and, for the avoidance of doubt, shall not be considered Net Cash Proceeds).

(c) If, for any Fiscal Year commencing with the Fiscal Year ending December 31, 2012, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply (A) the ECF Percentage of such Excess Cash Flow minus (B) the sum of all voluntary prepayments of Term Loans during such Fiscal Year, other than prepayments funded with the proceeds of Indebtedness, toward the prepayment of the Term Loans as set forth in Section 2.11(d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application

Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied, to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment pursuant to this Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.14 shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 shall be applied, first, to the next four successive installments in direct order of maturity and, second, to reduce the then remaining installments of the Term Loans, pro rata based on the respective then remaining principal amounts thereof. The amount of each voluntary principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans as directed by the Borrower. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.17(e), 2.17(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.18 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.18, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) For the avoidance of doubt, the above provisions of this Section 2.18 shall not apply to Taxes, which shall be governed exclusively by Section 2.19.

2.19 Taxes. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.19), the applicable Credit Party receives the amount it would have received had no such withholding been made.

(b) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including amounts paid or payable under this Section 2.19(d)) and any reasonable expenses arising therefrom or with respect thereto. The indemnity under this Section 2.19(d) shall be paid within 10 days after the Credit Party delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.19(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.19(f)(ii)(A) through (E) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.19(f). If any form or certification previously delivered pursuant to this Section 2.19(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender (or, if the Lender is disregarded as an entity separate from its owner for U.S. tax purposes, its sole owner) with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or ”other income” article of such tax treaty;

(C) IRS Form W-8ECI;

(D) both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a ”controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this Section 2.19(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under

FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.19(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

(i) For purposes of Sections 2.19(e) and (f), the term “Lender” includes the Issuing Lender and the Swingline Lender.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) or (d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.21 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a) or (d).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) is entitled to additional amounts pursuant to Section 2.18 or 2.19(a) or (d), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) (any such Lender, a “Non-Consenting Lender”), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a) or (d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a) or (d), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24 Incremental Facilities.

(a) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Term Loans (any such Terms Loans, “Incremental Term Loans”) or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agents an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.3(b), and (z) the Applicable Margin for such Incremental Term Loans); provided, that (a) at the time of each such request and upon the effectiveness of each Incremental Term Loan or increase in Revolving Commitments no Default or Event of Default has occurred and is continuing or shall result therefrom; (b) if the total yield (calculated for both the Incremental Term Loans and the Term Loans, including the upfront fees, any interest rate floors and any OID (as defined below but excluding any arrangement, underwriting or similar fee paid by the Borrower)) in respect of any Incremental Term Loans exceeds the total yield for the existing Term Loans by more than 0.50% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the Term Loans shall be increased so that the total yield in respect of such Incremental Term Loans is no higher than the total yield for the existing Term Loans plus 0.50%; (c) on a Pro Forma Basis after giving effect to the incurrence of any Incremental Term Loans or increased Revolving Commitments, (assuming in the case of an increase in the Revolving Commitments the full drawing thereunder and after giving effect to other permitted pro forma adjustment events and any permanent repayment of Indebtedness after the beginning of the relevant determination period but prior to or simultaneous with borrowing), (i) the Borrower is in compliance with the financial covenants in Section 7.1 and (ii) the Consolidated Senior Secured Debt Ratio shall not exceed 2.00:1.00; provided that for such calculation, no portion of any Incremental Term Loans or Revolving Loans borrowed under such increased Revolving Commitments shall be netted against the Indebtedness of the Borrower and its Restricted Subsidiaries; and (d) on and as of the time of each such request and upon the effectiveness of each Incremental Term Loan or increase in Revolving Commitments each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects. Notwithstanding the foregoing, (i) the aggregate amount of borrowings of Incremental Term Loans and incremental Revolving Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed $75,000,000 and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Borrower shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such

Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender.

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 34(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2011 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Loans to be made and the Senior Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2011, assuming that the events specified in the preceding sentence had actually occurred at such date (subject to normal year-end audit adjustments and the absence of footnotes).

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2008, December 31, 2009 and December 31, 2010, and the related consolidated statements of income and of cash flows for the Fiscal Years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2011, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

4.2 No Change. Since December 31, 2010, there has been no development or event that has had or is reasonably expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except to the extent, with respect to a Subsidiary, where any failure to maintain existence or good standing would not have a Material Adverse Effect, (b) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the lack of any such power or authority would not reasonably be expected to cause a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all applicable Requirements of Law (including without limitation Environmental Laws, ERISA, and the Patriot Act) except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which a Loan Party is a party, except (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (ii) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) those filings and actions agreed by the parties to be taken after the Closing Date pursuant to and in accordance with the terms of the Collateral Documents and (iv) any consent, authorization, filing or notice, where the failure to obtain any such consent or authorization or to make any such filing or give any such notice would not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each Loan Document will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which a Loan Party is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate any Requirement of Law or any Contractual Obligation of any Group Member, except where any such violation would not reasonably be expected to result in a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except where any such creation or imposition of any such Lien would not reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues which is reasonably expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property. Each Group Member has good record title in fee simple or fee simple with respect to surface rights only to all of the Mortgaged Property, valid lease-hold interests in, easements or other limited property interests in all of its other real property, and good title to, or a valid leasehold interest in, all its other property (other than the Jewell Additional Property, the Harold Keene Property (including the Gardner Dock), the Shaffer Property and the Duke Power Property; provided, however, that the respective Group Member has the right of reasonable rights of access to any mineral rights which are owned by any Loan Party and located on the Harold Keene Property or the Jewell Additional Property and intended to be accessed through the Harold Keene Property or the Jewell Additional Property) except, in each case, where the failure to have such interests does not have a material adverse effect on the current operations of the Business of the owner of such other real property or other property), in each case except for all Liens permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for any failures to own or license such Intellectual Property which would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted against any Group Member and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except, in each case, for claims that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except for such infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns, which, to the knowledge of the Borrower, are required to be filed by such Group Member and has paid or made provision for the payment of all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect thereof received by such Group Member, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than, in each case, (a) any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member and (b) other Taxes where any such failure to file or any such failure to pay would not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed in respect of any material amount of unpaid Taxes in respect of which, to the knowledge of the Borrower, any claim is being asserted, except where such claim is not reasonably expected to result in a Material Adverse Effect with respect to any such Tax.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with said Regulation U and any applicable forms required from time to time thereunder.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member in respect of employee health and welfare insurance have been paid or accrued as a liability on the most recent audited financial statements of the relevant Group Member.

4.13 ERISA. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) each Group Member and each ERISA Affiliate are in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (c) all liabilities required to be accrued by Accounting Standards Codification No. 715: Compensation Retirement Benefits with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Accounting Standards Codification No. 715: Compensation Retirement Benefits; and (d) the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent audited financial statement reflecting such amounts, exceed the Fair Market Value of the assets of such Pension Plan allocable to such accrued benefits.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Federal or state statue or regulation (other than Regulation X of the Board) that limits its ability to incur Indebtedness under the Loan Documents.

4.15 Subsidiaries. Schedule 4.15 lists the correct legal name and jurisdiction of incorporation of all of the Subsidiaries of the Borrower as of the Closing Date.

4.16 Use of Proceeds. The proceeds of the Term Loans will be used (i) to make certain payments to Sunoco and otherwise in connection with the Transactions, (ii) pay the fees and expenses incurred in connection with the Transactions and (iii) for other general corporate purposes. The proceeds of the Revolving Loans shall be used to finance capital expenditures, acquisitions, working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries.

4.17 Environmental Matters. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and during its period of ownership, lease or operation of the Properties, have not previously contained, any Materials of Environmental Concern in amounts or concentrations that constitute a violation of, or would reasonably be expected to give rise to liability on the part of such Group Member under, any applicable Environmental Law;

(b) no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding any applicable Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Responsible Officer of the Borrower have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of any Group Member under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any Property in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of any Group Member under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of any applicable Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the five-year period prior to the date on which this representation is made or deemed made on the date of any extension of credit been in compliance, with all applicable Environmental Laws, and there is no (i) contamination by Materials of Environmental Concern at, under or about the Properties or (ii) violation of any Environmental Law with respect to the Properties or the Business, which could interfere with the continued operation of the Properties or impair the fair saleable value thereof; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, written certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the this Agreement or the other Loan Documents, taken as a whole with all other certificates, documents and written statements furnished prior to or substantially contemporaneously therewith, contained, as of the date such statement, information, written document or written certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact known to the Borrower and necessary to make the statements contained herein or therein, in light of the circumstances under which they were or will be made not misleading; provided that, with respect to projections and pro forma financial information contained in the materials referenced above the Borrower represents only that such information was prepared in good faith based upon estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, the Borrower has disclosed to the Lenders all facts known to it that would reasonably be expected to have a Material Adverse Effect.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will, to the extent required therein, be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest under the New York UCC in the Collateral described therein. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement constituting certificated securities (as defined in the New York UCC), when such certificated securities are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement executed in blank), the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Stock, prior and superior in right to any other Person, to the extent that such security interest can be perfected under the New York UCC. In the case of the other Collateral described in the Guarantee and Collateral Agreement, when uniform commercial code financing statements in appropriate form are filed in the applicable offices, the security interest created under the Guarantee and Collateral Agreement shall constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing uniform commercial code financing statements, prior and superior to the rights of any other Person (except for rights secured by Liens permitted by Section 7.3).

(b) Each of the Mortgages, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages are filed in the jurisdictions specified therein, each such Mortgage shall constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, in each case prior and superior to the rights of any other Person (except for rights secured by Liens permitted by Section 7.3). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Restricted Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $10,000,000.

4.20 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and as of the date of each other extension of credit hereunder after, in each case, the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee and Collateral Agreement and otherwise, the Borrower and its Restricted Subsidiaries, taken as a whole and on a consolidated basis, will be Solvent.

4.21 Certain Documents. As of the Closing Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the material Transaction Documentation, and the Senior Note Indenture, including any amendments, supplements or modifications with respect to any of the foregoing, except for any such amendments, supplements or modifications which are not material and adverse to the interests of the Lenders.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Restricted Subsidiary that is not an Excluded Subsidiary.

(b) Transactions, etc. The following transactions shall have been consummated, in each case, on terms and conditions reasonably satisfactory to the Lenders:

(i) (A) Sunoco shall have transferred certain assets and certain associated liabilities related to its metallurgical cokemaking and metallurgical coal mining operations business to the Borrower; and (B) Borrower shall have issued part of its common stock in an underwritten public offering;

(ii) the Borrower shall have received at least $400,000,000 in gross cash proceeds from the issuance of the Senior Notes.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower for the 2008, 2009 and 2010 Fiscal Years and (iii) unaudited interim consolidated financial statements of the Borrower for each Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this Section 5.1(c) as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d) Projections. The Lenders shall have received reasonably satisfactory Projections through 2015.

(e) Approvals. All governmental and third party approvals necessary in connection with the Transactions, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent such jurisdiction provides such certifications), and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (to the extent such jurisdiction issues such certificates).

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) the legal opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Borrower and its Subsidiaries;

(ii) the legal opinion of the general counsel of the Borrower and its Subsidiaries;

(iii) the legal opinion of local counsel in each of Delaware, Virginia and Indiana and of such other special and local counsel as may be reasonably requested by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (to the extent such shares are certificated) pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto (except that Mortgages covering any or all of the Mortgaged Property in Virginia and West Virginia, (other than with respect to the Jewell Coke Ovens Property) may be delivered within 45 days of the Closing Date, including amendments of any such Mortgages delivered at the Closing Date). In any jurisdiction which requires the payment of mortgage recording tax, the maximum amount secured by any Mortgage shall be subject to the reasonable approval of the Administrative Agent, not to exceed the value of the property (together with improvements).

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company selected by the mortgagor, and reasonably acceptable to the Administrative Agent issuing the policy referred to in clause(iii) below (the “Title Insurance Company”) shall have received, either aerial surveys, so-called “Express Maps” or maps or plats of an as-built survey, in each case which may show the general outlines or contours of material buildings and improvements without the necessity for specific heights, dimensions or additional building details of such buildings and improvements and are sufficient for the Title Insurance Company to remove the survey exception from the respective policy, of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor or equivalent licensed professional authorized to perform such work under local law reasonably satisfactory to the Administrative Agent and the Title Insurance Company (except in the case of Express Maps, which shall be performed in accordance with customary industry practice but shall not be certified); provided however that (A) any such surveys may be delivered within 45 days of the Closing Date and (B) with respect to the Mortgaged Property located in Virginia, such surveys shall be limited to the respective Jewell Coke Ovens Property and Harold Keene Docks (as hereinafter defined).

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or a marked up unconditional binder for such insurance, with a maximum amount of liability equal to the value of the property (together with all improvements), subject to all Liens permitted by Section 7.3 and otherwise in each case in form and substance reasonably satisfactory to the Administrative Agent, subject to the provisions of subsection (ii) above and the further provisions hereof (individually, a “Policy”, and collectively, the “Policies”). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such Policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. Notwithstanding the foregoing, (A) with respect to all such policies, in any case where a zoning endorsement would otherwise be requested by the Administrative Agent and the cost of same is a percentage of the base title premium or otherwise more than a nominal amount, the Administrative Agent will reasonably consider Borrower’s reasonable requests that Administrative Agent accept a zoning report from a nationally recognized provider and/or a zoning opinion as may be reasonably requested by the Administrative Agent, (B) with respect to all other endorsements which Administrative Agent may reasonably request and which are charged as a percentage of the base title premium, the Administrative Agent will reasonably consider Borrower’s reasonable requests for alternative and less expensive forms of assurance or protection or for elimination of such request entirely, and (C) with respect to the Mortgaged Property located in Virginia, the following shall apply to the Policies therefor.

(I) Jewell Mortgaged Property, Jewell Coke Facility and Jewell Additional Property – The Jewell Mortgaged Property located in Buchanan County, Virginia and McDowell County, West Virginia consists of the Jewell Coke Facility and the Jewell Additional Property.

(AA) The “Jewell Coke Facility” consists of (aa) real property which is owned in fee, if any (“Fee Property”) and/or real property in which the surface rights only are owned in fee (subject to the prior severance of mineral rights, “Surface Property”), consisting of the coke ovens (“Jewell Coke Ovens Property”) and certain related office and warehouse property (“Jewell Office and Warehouse Property”), and (bb) additional Fee Property and Surface Property (collectively, “Jewell Additional Property”). The Policy with respect to the Jewell Coke Ovens Property shall be delivered at the Closing; the Policy with respect to the Jewell Office and Warehouse Property shall be delivered at the Closing or within 45 days thereafter; and the Policy with respect to the Jewell Additional Property shall be delivered on the Closing Date (or within 45 days thereafter) but shall be limited only to the Title Insurance Company’s certification that there are recorded deeds in the name of the mortgagor, subject to all matters of record and all title defects and all standard exclusions and exceptions.

(II) The Harold Keene Mortgaged Property, Harold Keene Coal Facility and Harold Keene Additional Property – The Harold Keene Mortgaged Property located in Russell and Tazewell Counties, Virginia consists of the Harold Keene Coal Facility and the Harold Keene Additional Property (“Harold Keene Property”).

(AA) The “Harold Keene Coal Facility” consists of (aa) Fee Property (if any) and Surface Property, consisting of the coal docks/processing plants commonly known as the Raven Dock and Gardner Dock (“Harold Keene Docks”) and certain related office and warehouse property (“Harold Keene Office and Warehouse Property”), and (bb) additional Fee Property and Surface Property (collectively, “Harold Keene Additional Property”). Notwithstanding any provision contained herein to the contrary, no warranty or representation of any kind is made with respect to the ownership of or state of title to the Gardner Dock. The Policy with respect to the Harold Keene Property shall be delivered within 45 days after the Closing; provided that the Policy with respect to the Harold Keene Additional Property shall be limited only to the Title Insurance Company’s certification that there are recorded deeds in the name of the mortgagor, subject to all matters of record, all title defects and all standard exclusions and exceptions.

(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (except that flood insurance shall be required only with respect to such portions of such real property which are improved with buildings and improvements of a substantial nature which are material to the conduct of the business presently being conducted thereon, or as to which the Administrative Agent is required by law to require such flood insurance ), (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above, and a copy of all other material documents affecting the Mortgaged Properties reasonably requested by the Administrative Agent.

(vi) Miscellaneous. (A) As further provided in the Mortgage for the Mortgaged Property located at Middletown, Ohio (the “Middletown Mortgaged Property”), at the option of the mortgagor the so-called “Shaffer Property” shall, be released from the lien of the Mortgage, or may be leased by mortgagor to the Shaffer’s (and such lease shall be superior to the lien of the Mortgage) pursuant to a long-term ground lease in the discretion of mortgagor. (B) For the avoidance of doubt, the so-called “Duke Power” Property” (formerly a part of the Middletown facility) is not and shall not be a part of the Middletown Mortgaged Property and (if not consummated at the Closing) may be conveyed to Duke Power at any time after the Closing. (C) Further for the avoidance of doubt, the Mortgaged Property shall not include any so-called coal or other mining “refuse disposal areas” on what would otherwise constitute the Jewell Coke Facility or other Jewell Additional Property or the Harold Keene Property.

(m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.03(j) of the Guarantee and Collateral Agreement.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent (a) any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date and (b) any such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by, and issuance of a Letter of Credit on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being understood that the report referred to in this sentence is the report with respect to the Borrower’s audited financial statements and not any report with respect to the effectiveness of the Borrower’s internal controls over financial reporting); and

(b) not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding previous Fiscal Quarter and corresponding portion of the Borrower’s previous Fiscal Year, certified by a

Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be fairly stated in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed therein) consistently throughout the periods reflected therein. Any documents required to be delivered pursuant to subsection (a) or (b) above or subsection 6.2(d) or 6.2(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet at the following website address: www.suncoke.com; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party or SEC website or whether sponsored by the Administrative Agent; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent any Lender or the Administrative Agent reasonably demonstrates that it cannot access or obtain such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a) to the extent consistent with the internal policies of the independent public accountants reporting on the financial statements referred to in Section 6.1(a), concurrently with the delivery of such financial statements, a certificate of such independent certified public accountants (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretation) stating that in making the examination necessary for such report no knowledge was obtained of any Default or Event of Default pursuant to Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the financial covenants contained herein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, and (iii) in the case of annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (b) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each Fiscal Year, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a reasonable description of the underlying assumptions applicable thereto), and, promptly when available, significant revisions, if any, of such budget with respect to such Fiscal Year (collectively, the “Projections”);

(d) within 45 days after the end of each Fiscal Quarter (or 90 days, in the case of the fourth Fiscal Quarter of each Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, together with a summary comparison of the portion of the Projections covering such periods and of the comparable periods of the previous year;

(e) within 10 Business Days (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) after the same are sent, copies of all financial statements and material reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within 10 Business Days (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate requests with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall, to the extent and at the times permitted by Sections 101(k) and 101(l) of ERISA, promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(g) promptly, such additional available information regarding the business or financial condition of the Group Members (not otherwise required to be delivered to the Administrative Agent or any Lender under any Loan Document) as the Administrative Agent, or any Lender acting through the Administrative Agent, may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy (or renew or extend) at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) to the extent that any such failure to so pay, discharge or satisfy would not be reasonably expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action required to maintain all rights, privileges and franchises required in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and Section 7.5 and except, in the case of clause (ii) above, to the extent that any other failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property in its business in good working order and condition (ordinary wear and tear excepted) except for any failures to maintain such property that would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries which are full, true and correct in all material respects and in conformity with GAAP and all applicable material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its material properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior written notice delivered to the Borrower and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountant; provided, however, that all such inspections shall be coordinated by the Lenders and the Administrative Agent, and by the Administrative Agent with the Borrower in order to minimize disruption of the Group Members’ business, and so long as no Event of Default has occurred and is continuing, such inspections shall be limited to two per Fiscal Year, and (c) the Borrower shall participate (in either case, represented by senior management and representatives, with appropriate seniority and expertise) in a quarterly update call to discuss the most recently delivered financial statements, recent changes in revenues and the sources relating thereto and the prospects of the Borrower and its Restricted Subsidiaries, with the Administrative Agent and the participating Lenders, within 10 Business Days (or such earlier or later date as may be agreed by the Administrative Agent, in its sole discretion) from the date that the Compliance Certificates are delivered to the Administrative Agent, pursuant to Section 6.2(a), at a reasonable time (during business hours) to be agreed between Borrower and the Administrative Agent; provided that the obligation in this clause (c) can be satisfied by inviting the Lenders to participate in the Borrower’s quarterly earnings calls.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default upon any Responsible Officer obtaining knowledge thereof;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member which would reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding of or before any arbitrator or Governmental Authority by or against any Group Member in which there is a reasonable expectation of a determination adverse to such Group Member that would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof; and

(d) any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with all applicable Environmental Laws, and obtain and comply with, in all material respects and maintain any and all licenses, approvals,

notifications, registrations or permits materially required to be obtained and maintained by any Group Member by applicable Environmental Laws.

(b) Conduct and complete in all material respects all investigations and all remedial, removal and other actions in respect of any Materials of Environmental Concern required to be conducted or completed by any Group Member under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities applicable to any Group Member regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (v) real property, (w) Excluded Collateral, (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(e) and (z) as otherwise set forth in the Security Documents) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, within thirty (30) days of the acquisition thereof (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement in such property), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof and any related mineral rights owned by any Loan Party intended to be accessed through such real property) of at least $10,000,000 (as determined at the time of acquisition) acquired after the Closing Date by any Loan Party (other than (x) Excluded Collateral, (y) any such real property subject to a Lien expressly permitted by Section 7.3(e) and (z) as otherwise set forth in the Security Documents), deliver, or cause to be delivered, within forty-five (45) days after the acquisition of such real property (or such longer period as the Administrative Agent, in its sole discretion, shall agree to), to the extent and the same would be required under Section 5.1(l) if such real property were owned by a Loan Party on the Closing Date, (i) a fully executed Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property (with a maximum value not to exceed the cost of acquisition (excluding the value of any such mineral rights) in any jurisdiction in which a mortgage recording tax is payable), subject to Liens as permitted pursuant to Section 7.3, (ii) provide the Administrative Agent with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent), but specifically excluding the value of any such mineral rights, subject to the same general provisions as contained in Section 5.1(l)(iii), as well as a current survey thereof together with a surveyor’s certificate (if applicable) in form and substance reasonably satisfactory to the Administrative Agent, subject to the same general provisions of Section 5.1(l)(ii); provided, however, that the survey requirements of this Section 6.9(b) may be satisfied by a customary “no change” affidavit with respect to any pre-existing or newly commissioned survey obtained in connection with such acquisition (if acceptable for survey coverage), and (iii) if requested by the Administrative Agent, legal opinions relating only to the validity and enforceability (but not the priority) of the Lien of such Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, if the fee interest in such real property shall be acquired without a title policy and/or survey which would otherwise meet the foregoing requirements of this Section 6.9(b), then the title policy and/or survey requirements of this

Section 6.9(b) shall be limited to that portion of such fee interest which comprises the most valuable real property as used in or material to the business currently conducted thereon at the time of the delivery in question, as reasonably determined by the Administrative Agent; provided however that with respect to the remainder of the fee interest in such property, the title company shall certify only that the mortgagor is the owner of record based on recorded deeds with respect to such real property, subject to all matters of record, all title defects, and all standard exclusions and exceptions.

(c) With respect to any new Restricted Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary), within thirty (30) days of such creation or acquisition (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) unless such Restricted Subsidiary is a Foreign Subsidiary, execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Capital Stock of such new Restricted Subsidiary that is owned by any Loan Party, (ii) unless such Restricted Subsidiary is a Foreign Subsidiary, deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) unless such Restricted Subsidiary is an Excluded Subsidiary, cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Restricted Subsidiary that is a Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Subsidiary), within thirty (30) days of such creation or acquisition (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is owned by any Loan Party, provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged, (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding anything contained in any Loan Document to the contrary, (i) no Group Member shall be required to take any action in any jurisdiction to create any security interest in assets located or titled outside of the United States (or any political subdivision thereof) or to perfect any security interests in such assets, (ii) no Group Member shall be required to enter into any security agreement governed by the laws of any jurisdiction other than the United States (or any political subdivision thereof) and (iii) no Group Member shall be required to enter into any account control agreements with respect to deposit or securities accounts or take any other steps to perfect any security interest in such accounts or cash or cash equivalents.

6.10 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge or levy which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected to constitute a Material Adverse Effect.

6.11 Ratings. Use commercially reasonable efforts to (a) maintain with Moody’s and S&P public corporate family and a corporate credit rating for the Borrower and (b) cause the Loans to continue to be rated by S&P and Moody’s (but not in the case of either clause (a) or (b) to maintain a specific rating).

6.12 Designation of Subsidiaries.

(a) Subject to Section 6.12(b) below, the board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.1, calculated as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1;

(ii) no Default or Event of Default exists or would result therefrom; and

(iii) in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Capital Stock or own or hold any Lien on any property of the Borrower or any Restricted Subsidiary, and (B) to the extent any Indebtedness of the Subsidiary is not Non-Recourse Debt, any guarantee thereof by the Borrower or any Restricted Subsidiary is permitted under Sections 7.2 and 7.8.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Consolidated Leverage Ratio

September 30, 2011	5.50:1.00
December 31, 2011	5.50:1.00
March 31, 2012	5.50:1.00
June 30, 2012	5.00:1.00
September 30, 2012	5.00:1.00
December 31, 2012	4.25:1.00
March 31, 2013	4.25:1.00
June 30, 2013	4.25:1.00
September 30, 2013	4.25:1.00
December 31, 2013	4.25:1.00
March 31, 2014	3.75:1.00
June 30, 2014	3.75:1.00
September 30, 2014	3.75:1.00
December 31, 2014	3.75:1.00
March 31, 2015	3.75:1.00
June 30, 2015	3.75:1.00
September 30, 2015	3.75:1.00
December 31, 2015	3.75:1.00
March 31, 2016 and thereafter	3.75:1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio

September 30, 2011	2.00:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.00:1.00
June 30, 2012	2.25:1.00
September 30, 2012	2.25:1.00
December 31, 2012	2.50:1.00
March 31, 2013	2.50:1.00

Fiscal Quarter	Consolidated Interest Coverage Ratio

June 30, 2013	2.50:1.00
September 30, 2013	2.50:1.00
December 31, 2013	2.50:1.00
March 31, 2014	2.75:1.00
June 30, 2014	2.75:1.00
September 30, 2014	2.75:1.00
December 31, 2014	2.75:1.00
March 31, 2015 and thereafter	2.75:1.00

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that (x) Indebtedness owed by any Restricted Subsidiary that is not a Loan Party to the Borrower or any Guarantor shall be subject to Section 7.8 and (y) Indebtedness owed by a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations;

(c) Guarantee Obligations by (i) the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any Restricted Subsidiary; provided that guarantees by the Borrower or any Guarantor of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 7.8; (ii) the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of Claymont to Indiana Harbor Partnership, as in effect on the Closing Date; and (iii) the Borrower or any Restricted Subsidiary pursuant to or contemplated by the Transaction Documentation;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e) Indebtedness of the Borrower or any Restricted Subsidiary incurred in connection with any Sale and Leaseback Transaction provided that the amount of the Capital Lease Obligations outstanding at any time in connection with such Sale and Leaseback Transactions shall not exceed the greater of (A) $50,000,000 and (B) the 3.75% of Consolidated Net Tangible Assets (determined at the time of incurrence) and in each case any Permitted Refinancing thereof;

(f) (i) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $400,000,000 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(h) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply or other arrangements;

(i) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(j) (i) Indebtedness of any Person in existence on the date such Person becomes a Restricted Subsidiary as a result of an acquisition by the Borrower and its other Restricted Subsidiaries or (ii) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction, development, design or improvement of any assets (real or personal), including Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations, Disqualified Equity Interests, synthetic lease obligations and any Indebtedness assumed in connection with the acquisition of any such assets (real or personal) or secured by a Lien on any such assets before the acquisition thereof; and any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness outstanding at any time and permitted by this clause (j) shall not exceed the greater of $200,000,000 and 15.0% of Consolidated Net Tangible Assets (determined at the time of incurrence), and in each case, any Permitted Refinancing thereof;

(k) (i) Acquired Debt or (ii) Indebtedness incurred to finance an acquisition of Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged into the Borrower or a Restricted Subsidiary in accordance with the terms hereof, provided that, (x) in the case of Indebtedness incurred under clause (ii) of this Section 7.2(k), after giving effect to such acquisition and the Incurrence thereof (1) the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the applicable Consolidated Leverage Ratio for the most recently ended Test Period set forth in Section 7.1(a) minus 0.25 (e.g., 3.50 shall be reduced to 3.25), (y) in the case of Indebtedness incurred under clause (i), such Indebtedness shall not be secured unless the Consolidated Senior Secured Debt Ratio, calculated on a Pro Forma Basis, would be no greater than 2.00 to 1.00 for the most recently ended Test Period and (z) in the case of Indebtedness incurred under clause (i) or (ii) of this Section 7.2(k) (1) the Borrower is in compliance with Section 7.1 on a Pro Forma Basis and (2) no Event of Default shall have occurred and be continuing or would result therefrom and in each case, any Permitted Refinancing thereof;

(l) Subordinated Debt in an aggregate principal amount not to exceed $50,000,000;

(m) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of (A) $100,000,000 and (B) 7.50% of Consolidated Net Tangible Assets (determined at the time of incurrence) at any time outstanding and any Permitted Refinancing thereof;

(n) Indebtedness of the Borrower or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, workers’ compensation claims, health or other types of social security benefits, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Borrower or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and in each case not in connection with the borrowing of money or the obtaining of advances;

(o) Hedging Agreements of the Borrower or any Restricted Subsidiary not entered into for speculation;

(p) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or a Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed the greater of (A) $100,000,000 and (B) 7.50% of Consolidated Net Tangible Assets (determined at the time of incurrence) at any time outstanding and any Permitted Refinancing thereof; and

(r) other Indebtedness of the Borrower and its Restricted Subsidiaries so long as: (i) at the time of the incurrence or issuance of such Indebtedness, no Event of Default shall have occurred and be continuing or would result thereform, (ii) the Borrower is in compliance with Section 7.1 on a Pro Forma Basis after giving effect to such incurrence; provided that the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the applicable Consolidated Leverage Ratio for the most recently ended Test Period set forth in Section 7.1(a) minus 0.25 (e.g., 3.50 shall be reduced to 3.25), (iii) such Indebtedness shall not mature nor have any scheduled amortization prior to the date that is one year after the Tranche B Term Loan Maturity Date and (iv) the terms of the documentation for such Indebtedness do not require the Borrower or any of its Restricted Subsidiaries to repurchase, repay or redeem such Indebtedness (or make an offer to do any of the foregoing) upon the happening of any event (other than as a result of an event of default thereunder or pursuant to customary “change of control” provisions or asset sale offers) prior to the Tranche B Term Loan Maturity Date or subject to the payment in full of the Obligations.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) Transaction Liens;

(c) Permitted Liens;

(d) any Lien on any property of the Borrower or any Restricted Subsidiary existing on the date hereof and listed in Schedule 7.3 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case, other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured, and any modifications, replacements, renewals, extensions or refinancings thereof permitted hereunder;

(e) Liens on assets acquired, constructed, developed, designed or improved by the Borrower or any Restricted Subsidiary; provided that (A) the Indebtedness secured by such Liens is permitted by Section 7.2(j), and (B) such Liens will only apply to such assets (plus additions, accessions, replacements to or of such assets);

(f) Liens securing Indebtedness permitted by Section 7.2(e) or (j)(B); provided that any such Lien is not extended to cover any other property or assets of the Borrower or any Restricted Subsidiary (except additions, accessions, replacement and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is permitted to be incurred under any other clause of this Section 7.3;

(g) any Lien granted in favor of the Swingline Lender or any Issuing Bank pursuant to arrangements designed to eliminate such Swingline Lender’s or Issuing Bank’s risk with respect to any Defaulting Lender’s or Defaulting Lenders’ participation in Swingline Loans or Letters of Credit, respectively, as contemplated by Section 2.23;

(h) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary to a Loan Party;

(i) Liens on Capital Stock of any Unrestricted Subsidiary or Foreign Subsidiary;

(j) Liens on assets of Foreign Subsidiaries securing Indebtedness of any Foreign Subsidiary permitted under Section 7.2;

(k) Liens on accounts receivable and related property pursuant to any Qualified Receivables Financing;

(l) Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 7.2(e);

(m) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Borrower, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Borrower or any Restricted Subsidiary (except additions, accessions, replacements and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is Permitted to be incurred under any other clause of this Section 7.3;

(n) Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby (for the Borrower and all Restricted Subsidiaries) not to exceed the greater of (A) $100,000,000 and (B) 7.50% of Consolidated Net Tangible Assets at any time outstanding (determined at the time of incurrence), which Liens, if secured by Collateral, may be equal and ratable with or junior to the Transaction Liens; provided that in the event that such Liens are secured by Collateral, such Liens are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent; and

(o) Liens pursuant to or contemplated by the Transaction Documentation as in effect on the Closing Date.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any other Restricted Subsidiary (provided that if either Restricted Subsidiary was a Subsidiary Guarantor the surviving or continuing Person shall be a Guarantor);

(b) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5;

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary (except a Guarantor) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) no Default or Event of Default shall then exist.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares or other equity interest of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of inventory, used, obsolete or surplus equipment or reserves, dispositions related to the burn-off of mines, Dispositions of surface rights and termination of Mining Leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining;

(b) Dispositions of cash, Cash Equivalents or Marketable Securities in any manner not otherwise prohibited by this Agreement;

(c) Dispositions to the Borrower or a Restricted Subsidiary; provided that any such Dispositions involving a Restricted Subsidiary that is not a Loan Party shall comply with Section 7.8;

(d) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; provided, however, that any such license or cross-license of technology or other intellectual property shall be on a non-exclusive basis;

(e) exchanges of assets of the Borrower and its Restricted Subsidiaries (other than cash and Cash Equivalents) for Additional Assets; provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate Fair Market Value of assets exchanged does not exceed the greater of $50,000,000 and 3.75% of Consolidated Net Tangible Assets (determined at the time of exchange) over the life of this Agreement and (iii) in the event that in one transaction or series of transactions the Fair Market Value of the assets exceeds $25,000,000, the Borrower or the applicable Restricted Subsidiary receives an opinion from a nationally recognized firm demonstrating that the assets so swapped are of reasonably equivalent value;

(f) the sale of assets by the Borrower and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such Real Property is not necessary for the normal conduct of operations of the Borrower and its Restricted Subsidiaries;

(g) Dispositions permitted under Section 7.3, Section 7.4 (other than 7.4(b)), Section 7.6, Section 7.8 or Section 7.11;

(h) the unwinding of any Hedging Agreements;

(i) the surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of real property) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind;

(j) the issuance of Disqualified Capital Stock or preferred stock permitted under Section 7.2;

(k) the issuance of Capital Stock in any Restricted Subsidiary to the extent consisting of directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary;

(l) the sale or discounting of receivables in the ordinary course of business and not as part of a financing transaction;

(m) the disposition of any asset in connection with a Sale and Leaseback Transaction permitted under Section 7.2(e);

(n) the sale of receivables and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;

(o) the sale of receivables and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(p) Dispositions with an aggregate Fair Market Value not exceeding the greater of $50,000,000 and 3.75% of Consolidated Net Tangible Assets (determined at the time of Disposition) over the life of this Agreement; provided that any Disposition or related series of Dispositions made pursuant to this clause shall be made for Fair Market Value and for consideration comprising at least 75% cash and Cash Equivalents;

(q) any Disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $10,000,000;

(r) Dispositions with an aggregate Fair Market Value not exceeding $1,000,000,000; provided that (i) any Disposition or related series of Dispositions made pursuant to this clause shall be made for Fair Market Value and for consideration comprising at least 75% cash and Cash Equivalents, (ii) no Event of Default has occurred and is continuing or would result therefrom, (iii) the Borrower is in compliance with Section 7.1 on a Pro Forma Basis after giving effect to such Disposition and (iv) the Net Cash Proceeds thereof are applied as required by Section 2.11(b); and

(s) any Disposition pursuant to or contemplated by the Transaction Documentation as in effect on the Closing Date.

7.6 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(a) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, thereof if, at the date of declaration or notice, such payment would be permitted under this Section 7.6;

(b) the defeasance, redemption, repurchase or other acquisition, retirement or repayment of Subordinated Debt with the Net Cash Proceeds from a substantially concurrent (with any offering within 45 days deemed as substantially concurrent) (x) incurrence of Subordinated Debt or (y) offering of Qualified Capital Stock or contribution of common equity of the Borrower or any Restricted Subsidiary;

(c) the Borrower may redeem, repurchase or otherwise acquire or retire its Capital Stock held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members), of the Borrower or any of its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement under which the Capital Stock were issued; provided that the aggregate cash consideration paid therefor in any calendar year after the Closing Date does not exceed an aggregate amount of $5,000,000 (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); and provided further that the amount in any calendar year may be increased by an amount not to exceed the sum of (i) cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Qualified Equity Interests of the Borrower to officers, directors or employees of the Borrower and its Restricted Subsidiaries after the Closing Date and (ii) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date;

(d) cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible or exchangeable securities, repurchases of Capital Stock deemed to occur upon the exercise of options, warrants or convertible securities to the extent such securities represent a portion of the exercise price thereof and repurchases of Capital Stock in connection with the withholding of a portion of the Capital Stock granted or awarded to a director or employee to pay for the taxes payable by such director or employee upon such grant or award;

(e) other Restricted Payments in an amount not to exceed $50,000,000;

(f) the declaration and payment of regularly scheduled or accrued dividends or distributions to the holders of any class or series of Disqualified Capital Stock or preferred stock of the Borrower or any Restricted Subsidiary on or after the Closing Date;

(g) dividends or distributions by a Restricted Subsidiary, on a pro rata basis or on a basis more favorable to the Borrower or any other Restricted Subsidiary;

(h) the Borrower may make other payments or distributions not otherwise permitted under this Section 7.6 in an aggregate amount, for all such Restricted Payments made pursuant to this clause (h) after the Closing Date, not to exceed the Available Amount so long as: (A) immediately before and after giving Pro Forma Basis effect to any such Restricted Payment, no Default shall have occurred and be continuing, (B) immediately after giving effect to such Restricted Payment, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.1 (as evidenced by a certificate from the chief financial officer of the Borrower demonstrating such compliance calculation in reasonable detail), and (C) the sum of (1) the aggregate amount of the Available Revolving Commitments at such time (after giving effect to the making of such Restricted Payment and any financing thereof) and (2) the aggregate amount of cash and Cash Equivalents of the Loan Parties (in each case, free and clear of all Liens, other than (i) involuntary or inchoate Liens, (ii) Liens securing the Obligations and (iii) Liens permitted under Section 7.3(n) that are unperfected, junior to or pari passu with the Liens securing the Obligations and subject to an intercreditor agreement with the Administrative Agent) included in the consolidated balance sheet of the Loan Parties as of such date shall equal or exceed $75,000,000;

(i) mandatory redemptions of Disqualified Capital Stock issued as a Restricted Payment permitted under this Section 7.6 or as consideration for an Investment permitted under Section 7.8;

(j) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing; and

(k) Restricted Payments made on (or within a reasonable time period after) the Closing Date disclosed to the Administrative Agent and reasonably necessary to consummate the Transactions.

7.7 Capital Expenditures. Make any Capital Expenditures of the Borrower and its Restricted Subsidiaries for any Fiscal Year in excess of the greater of (i) $300,000,000 and (ii) 22.5% of Consolidated Net Tangible Assets determined at such date; provided that any such amount specified above for any Fiscal Year, if not expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the immediately following two Fiscal Years and not in any subsequent Fiscal Year. Additionally, the Borrower and its Restricted Subsidiaries may make Capital Expenditures with the Available Amount.

7.8 Investments. Make any Investments, except:

(a) Cash Equivalents and Marketable Securities;

(b) Investments existing on the date hereof and listed on Schedule 7.8;

(c) Investments in Loan Parties (including any Person that becomes a Loan Party immediately after giving effect to and as a result of such Investment) and Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(d) Investments received as non-cash consideration in a Disposition made pursuant to and in compliance with Section 7.5;

(e) any Investment acquired in exchange for Qualified Capital Stock of the Borrower;

(f) (i) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or bankruptcy or reorganization of another Person, or in satisfaction claims and judgments and (iv) any Investment as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations are permitted under this Agreement;

(h) payroll, travel and other loans or advances to, or Guarantee Obligations issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business or consistent with past practice;

(i) Investments in Permitted Businesses, Unrestricted Subsidiaries and joint ventures in an aggregate outstanding amount, taken together with all other Investments made in reliance on this clause (i), not to exceed the greater of (i) $200,000,000 and (ii) 15.0% of Consolidated Net Tangible Assets (determined at the time of such Investment); provided, however, that if any Investment pursuant to this clause (i) is made in a Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (i) for so long as such Person continues to be a Loan Party;

(j) extensions of credit to customers, suppliers and joint venture partners in the ordinary course of business;

(k) Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution from any other Person of intellectual property;

(l) Investments arising as a result of Qualified Receivables Financings;

(m) Hedging Agreements of the Borrower or any Restricted Subsidiary not entered into for speculation;

(n) Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(o) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(p) (i) Guarantee Obligations issued in accordance with Section 7.2 and (ii) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(q) Investments in Indiana Harbor Partnership in an aggregate outstanding amount, taken together with all other Investments made in reliance on this clause (q), not to exceed the greater of (i) $50,000,000 and (ii) 3.75% of Consolidated Net Tangible Assets (determined at the time of such Investment); provided, however, that if Indiana Harbor Partnership becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (q) for so long as Indiana Harbor Partnership continues to be a Loan Party;

(r) Investments pursuant to or contemplated by any contractual obligations in respect of (i) the Indiana Harbor Partnership as in effect on the Closing Date or (ii) the Transaction Documentation as in effect on the Closing Date;

(s) Investments in Claymont in an amount equal to Claymont’s Indebtedness obligations due and payable within 15 days of such Investment in respect of Indebtedness existing on the Closing Date and owing to Indiana Harbor Partnership; provided that Claymont uses the funds received under this clause (s) to pay such obligations owing to Indiana Harbor Partnership when due and payable;

(t) any Investment acquired as a capital contribution to the Borrower or any Restricted Subsidiary, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Capital Stock of the Borrower;

(u) other Investments in an aggregate outstanding amount not to exceed at the time made the greater of (i) $150,000,000 and (ii) 11.25% of Consolidated Net Tangible Assets determined at such date so long as: (A) immediately before and after giving Pro Forma Basis effect to any such Investment, no Event of Default shall have occurred and be continuing and (B) the sum of (1) the aggregate amount of the aggregate Available Revolving Commitments at such time (after giving effect to the making of such Investment and any financing thereof) and (2) the aggregate amount of cash and Cash Equivalents of the Loan Parties (in each case, free and clear of all Liens, other than (i) involuntary or inchoate Liens, (ii) Liens securing the Obligations and (iii) Liens permitted under Section 7.3(n) that are unperfected, junior to or pari passu with the Liens securing the Obligations and subject to an intercreditor agreement with the Administrative Agent) included in the consolidated balance sheet of the Loan Parties as of such date shall equal or exceed $75,000,000; and

(v) other Investments in an aggregate outstanding amount not to exceed at the time made the Available Amount so long as: (A) immediately before and after giving Pro Forma Basis effect to any such Investment, no Event of Default shall have occurred and be continuing and (B) the sum of (1) the aggregate amount of the aggregate Available Revolving Commitments at such time (after giving effect to the making of such Investment and any financing thereof) and (2) the aggregate amount of cash and Cash Equivalents of the Loan Parties (in each case, free and clear of all Liens, other than (i) involuntary or inchoate Liens, (ii) Liens securing the Obligations and (iii) Liens permitted under Section 7.3(n) that are unperfected, junior to or pari passu with the Liens securing the Obligations and subject to an intercreditor agreement with the Administrative Agent) included in the consolidated balance sheet of the Loan Parties as of such date shall equal or exceed $75,000,000.

7.9 Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change in any manner materially adverse to the Lenders any of the terms of any Subordinated Debt (other than intercompany indebtedness) or Indebtedness secured by Liens on the Collateral contractually subordinated to the Transaction Liens without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing in this Section 7.9 shall prohibit the Borrower and its Restricted Subsidiaries from consummating a Permitted Refinancing.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate involving aggregate consideration in excess of $5,000,000, unless such transaction is (i) otherwise permitted under this Agreement, and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate other than:

(a) transactions among the Borrower and the Restricted Subsidiaries;

(b) any Restricted Payment permitted by Section 7.6 and any Investment permitted by Section 7.8;

(c) any issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower;

(d) transactions arising under or contemplated by any contract, agreement, instrument or arrangement in effect on the Closing Date, including, without limitation, the Transaction Documentation, and as amended or modified thereafter on terms that are not materially less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation;

(e) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(f) loans or advances to officers, directors or employees of the Borrower or its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees);

(g) the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(h) the payment of fees and expenses relating to the Transactions on the Closing Date;

(i) transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock; provided that such Affiliate is treated the same as other such holders;

(j) transactions for which the Borrower or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Borrower and its Restricted Subsidiaries from a financial point of view; and

(k) transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Investment in, or controls, such Person.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member except for (a) Sale and Leaseback Transactions permitted by Section7.2(e) or Section 7.2(j)(B) and (b) Sale and Leaseback Transactions between or among Loan Parties or between or among Restricted Subsidiaries that are not Loan Parties.

7.12 Changes in Fiscal Periods. Permit the Fiscal Year to end on a day other than December 31 or change the Borrower’s method of determining Fiscal Quarters.

7.13 Restrictive Agreements.

Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (1) the ability of any Loan Party to create or permit to exist any Lien on any of its property or (2) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Restricted Subsidiary; provided that:

(a) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation, approval, license, permit, order or by any Loan Document, the Transaction Documentation (as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation);

(b) the foregoing shall not apply to restrictions and conditions contained in the Senior Note Indenture, the Senior Notes or any guarantee thereof;

(c) the foregoing shall not apply to restrictions and conditions existing on the date hereof, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that such restrictions or conditions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced, (but shall apply to any amendment or modification expanding the scope of), or any extension or renewal of, any such restriction or condition;

(d) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or an asset pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary or such asset that is to be sold and such sale is permitted hereunder;

(e) clause (1) of this Section 7.13 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement on property securing such Indebtedness;

(f) the foregoing shall not apply to (i) customary provisions in leases or subleases restricting or prohibiting the assignment and subletting thereof or any restrictions imposed pursuant to Mining Leases and (ii) other customary anti-assignment provisions in contracts entered into;

(g) the foregoing shall not apply to restrictions and conditions existing under any agreements or other instruments of, or with respect to;

(i) any Person, or the property or assets of any Person, at the time the Person, or property or assets of any Person, is acquired by the Borrower or any Restricted Subsidiary; or

(ii) any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions (A) are not applicable to any other Person or the property or assets of any other Person and (B) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(h) the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by customers, lessors, suppliers or required by insurance surety bonding companies, in each case in the ordinary course of business;

(i) the foregoing shall not apply to restrictions and conditions existing pursuant to any Indebtedness incurred by, or other agreement of, a Foreign Subsidiary or Restricted Subsidiary which is not a Loan Party, which restrictions are customary for a financing or agreement of such type;

(j) the foregoing shall not apply to customary provisions in joint venture, operating or similar agreements;

(k) the foregoing shall not apply to any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided however, that such restrictions apply only to Receivables Subsidiaries; and

(l) the foregoing shall not apply to any restriction or condition existing pursuant to any agreement or instrument related to any Indebtedness permitted to be incurred subsequent to the Closing Date under Section 7.2 if (A) the encumbrance and restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances and restrictions contained in this Agreement as in effect as of the Closing Date (as determined in good faith by the Borrower) or (B) such encumbrance or restriction is, taken as a whole, no less favorable in any material respect to the Credit Parties than is customary in comparable financings (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the notes as and when they become due.

7.14 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for a Permitted Business.

7.15 Amendments to Transaction Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Restricted Subsidiaries pursuant to the Transaction Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Transaction Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof, or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after receipt of written notice to the Borrower from the Administrative Agent or the Required Lenders thereof; or

(e) any Group Member shall (i) default in making any payment of any principal, interest or other payment of any Material Indebtedness (excluding the Loans) when and as the same shall become due and payable (giving effect to any period of grace), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its Stated Maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable without such Material Indebtedness having been discharged, or any such default or other event or condition having been cured promptly; provided, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts generally, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets; (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Group Member (other than an Immaterial Subsidiary) shall take any written action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; or (iv) any Group Member or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Group Member or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, under this 8.1(g), would reasonably be expected to result in liability of any Group Member in an aggregate amount exceeding $50,000,000; or

(h) one or more final judgments or decrees of a court shall be entered against any Group Member (other than an Immaterial Subsidiary) for the payment of money in an aggregate amount (not paid or adequately covered by insurance as to which the relevant insurance company has acknowledged coverage) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any Lien purported to be created under any of the Security Documents shall cease to be, for any reason, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except (i) as permitted under, or pursuant to the terms of, the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate (or other certificated security referred to in the Guarantee and Collateral Agreement), promissory note or other instrument delivered to it under the Guarantee and Collateral Agreement; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert, except (i) as permitted under the Loan Documents or (ii) pursuant to the terms of the Loan Documents; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, shall become the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9

THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (including the execution of any intercreditor agreements contemplated hereunder) and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section Section 8(a) or Section Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Documentation Agent and Syndication Agent. Neither the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their capacity as such.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (x) amend, modify or waive any provision of Section 5.02 of the Guarantee and Collateral Agreement without the written consent of each Lender directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) and/or Replacement Revolving Loans and Replacement Revolving Commitments (as defined below) to permit the refinancing, replacement or modification of (i) all outstanding Tranche B Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”) and/or (ii) all outstanding Revolving Loans (“Replaced Revolving Loans”) and Revolving Commitments (“Replaced Revolving Commitments”) with replacement revolving loans hereunder (“Replacement Revolving Loans”) and replacement revolving commitments hereunder (“Replacement Revolving Commitments”), provided that (x) (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans and (y) (a) the aggregate principal amount of such Replacement Revolving Loans and Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Replaced Revolving Loans and Replaced Revolving Commitments, (b) the Applicable Margin for such Replacement Revolving Loans shall not be higher than the Applicable Margin for such Replaced Revolving Loans, (c) the Commitment Fee Rate applicable to such Replacement Revolving Commitments shall not be higher than the Commitment Fee Rate for such Replaced Revolving Commitments, and (d) the Weighted Average Life to Maturity of such Replacement Revolving Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Revolving Loans at the time of such refinancing.

Without the consent of any Agent or Lender or the Issuing Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Facility or Revolving Commitments obtained or increased pursuant to Section 2.24 on substantially the same basis as the Tranche B Term Loans or the other Revolving Commitments, respectively.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	1011 Warrenville Road Suite 600 Lisle, IL 60532
Attention: Mark E. Newman
Telecopy: (630) 824-1001
Telephone: (630) 824-1934 and Attention: Denise R. Cade Telecopy: (630) 824-1001 Telephone: (630) 824-1906

Administrative Agent:	1111 Fannin Street, Floor 10 Houston, TX 77002
Attention: Brenda Alleyne
Telecopy: (713) 427-6307
Telephone: (713) 750-2377 and 383 Madison Avenue, FL 24 New York, NY 10179 Attention: Peter Predun Telecopy: (212) 270-5100 Telephone: (212) 270-7005

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its costs and expenses incurred in connection with the development,

preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided, further, that the above provisions of this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Mark E. Newman (Telephone No. (630) 824-1001) (Telecopy No. (630) 824-1934), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person or, except as provided in (g) below, to the Borrower or any of its Subsidiaries, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B Term Facility or the Incremental Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an affiliate of a Lender or (3) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section 10.6 and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Notwithstanding the foregoing, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign (or sell a participation in) all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with the Section 10.6; provided that:

(A) no Default or Event of Default has occurred or is continuing or would result therefrom;

(B) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H hereto (a “Purchasing Borrower Party Assignment and Assumption”) in lieu of an Assignment and Assumption;

(C) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party;

(D) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose under any Loan Document;

(E) (i) no Purchasing Borrower Party may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans and (ii) Term Loans may only be purchased by a Purchaser Borrowing Party if, both before and after giving effect to any such purchase, no Revolving Loans shall be outstanding; and

(F) any offer by a Purchasing Borrower Party to purchase or take by assignment any Term Loans shall be made to all Lenders pro rata (with buyback mechanics to be agreed between such Purchasing Borrower Party and the Administrative Agent).

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the Stated Maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction (or, in the case of matters relating to the Security Documents, non-exclusive jurisdiction) of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) under the circumstances described in paragraph (b) below or (iii) as contemplated by Section 7.15 of the Guarantee and Collateral Agreement.

(b) At such time as the Loans, the Reimbursement Obligations and the other Obligations under the Loan Documents (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements or unasserted indemnification, tax gross-up, expense reimbursements or yield protection obligations, in each case for which no claim has been made) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those contingent obligations expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SUNCOKE ENERGY, INC.

By:	/s/ Mark E. Newman
Name: Mark E. Newman
Title: Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

BANK OF AMERICA, N.A., as Syndication Agent, Documentation Agent and as a Lender

By:	/s/ Jonathan M. Phillips
Name: Jonathan M. Phillips
Title: Senior Vice President

CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agent and as a Lender

By:	/s/ Paul D. Scherzer
Name: Paul D. Scherzer
Title: Managing Director

THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and as a Lender

By:	/s/ Brian D. Williams
Name: Brian D. Williams
Title: Authorised Signatory

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Brian P. Fox
Name: Brian P. Fox
Title: Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

CITIBANK, N.A., as a Lender

By:	/s/ Thomas W. Ng
Name: Thomas W. Ng
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Director

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Arnold W. Adkins, Jr.
Name: Arnold W. Adkins, Jr.
Title: Senior Vice President

Credit Agreement Schedules

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Reverter Right Properties
4.15	Subsidiaries
7.2(d)	Existing Indebtedness
7.3	Existing Liens
7.8	Existing Investments

SCHEDULE 1.1A

Commitments

Tranche B Term Commitments

JPMorgan Chase Bank, N.A.	$300,000,000

Total	$300,000,000

Revolving Commitments

JPMorgan Chase Bank, N.A.	$25,000,000

Bank of America, N.A.	$25,000,000

Barclays Bank PLC	$12,500,000

Citibank, N.A.	$12,500,000

Credit Suisse AG, Cayman Islands Branch	$12,500,000

Deutsche Bank Trust Company Americas	$12,500,000

Goldman Sachs Bank USA	$12,500,000

KeyBank National Association	$12,500,000

The Royal Bank of Scotland plc	$12,500,000

Wells Fargo Bank, National Association	$12,500,000

Total	$150,000,000

SCHEDULE 1.1B

Mortgaged Property

ILLINOIS

Address	Tax ID Number	County
2585 Edwardsville Road P. O. Box 1770 Granite City, IL 62040	22-2-20-20-00-000-001.001	Madison

2585 Edwardsville Road P. O. Box 1770 Granite City, IL 62040	22-2-20-19-00-000-004.002	Madison

OHIO

Address	Tax ID Number	County
3353 Yankee Road Middletown, OH 45044	Auditor’s Parcel No. Q6542-084.000.060	Butler

3353 Yankee Road Middletown, OH 45044	Auditor’s Parcel No. Q6542-113.000-011	Butler

3353 Yankee Road Middletown, OH 45044	Auditor’s Parcel No. Q6542-061-000-025	Butler

3353 Yankee Road Middletown, OH 45044	Auditor’s Parcel No. Q6542-084-000-002	Butler

3353 Yankee Road Middletown, OH 45044	Auditor’s Parcel No. Q6542-084-000-003	Butler

3353 Yankee Road Middletown, OH 45044	Auditor’s Parcel No. Q6542-084-000-004	Butler

3353 Yankee Road Middletown, OH 45044	Auditor’s Parcel No. Q6542-085.000-032	Butler

3353 Yankee Road Middletown, OH 45044	Auditor’s Parcel No. Q6572-119.000-051	Butler

2446 Gallia Pike Franklin Furnace, OH 45629	Auditor’s Parcel No. 06-1018.000	Scioto

2446 Gallia Pike	Auditor’s Parcels No.06-1057.001 and 06-1057.000	Scioto

Address	Tax ID Number	County
Franklin Furnace, OH 45629

VIRGINIA

Address	Deed Book / Page Number	Tax ID Number	County
Levisa River	374/158	2HH148104ENLGA	Buchanan
Big Prater Creek - Dry Fork	325/621	2HH146118	Buchanan
Dismal River	265/483	2HH118010	Buchanan
Dismal River	289/56	2HH010051	Buchanan
Dismal River	317/193	0011155	Buchanan
Dismal River	288/257	2HH010050	Buchanan
Dismal River	259/418	1HH28INSA	Buchanan
Big Prater Creek	302/538	2HH185270A	Buchanan
Dismal River - Childress Branch	274/136	2HH118008	Buchanan
Grape Branch Dismal River	497/220	2HH079009A	Buchanan
Dismal River	582/826	1HH083017	Buchanan
Grapevine Branch	497/220	2HH079009	Buchanan
Spruce Pine Dismal River	354/270	0011158	Buchanan
Spruce Pine of Dismal River	354/270	0011159	Buchanan
Dismal River	582/826	0011697	Buchanan
Little Prater Creek	452/598	2HH182278AA	Buchanan
Dismal River - Mill Branch	80002494	2HH076032	Buchanan
Mill Branch & Moody Branch	80002492	2HH076035	Buchanan
Mill Branch - Dismal River	80002494	2HH076034	Buchanan
Levisa River Tract No. 6	80002648	2HH119089	Buchanan
Left Hand Side Above Mouth Of	80004526	2HH119091	Buchanan
Mouth of Mill Branch	80002493	2HH076033	Buchanan
Mill Branch Route 666	80002644	2HH076032	Buchanan
Bill Young Branch - Dismal	328/808	2HH009012	Buchanan
Dismal River - Bill Keen Branch	328/810	2HH009015	Buchanan
Dismal River - Bill Keen Branch	328/810	2HH009009	Buchanan
Dismal River	329/222	2HH009010	Buchanan
Dismal River	329/249	2HH009014	Buchanan
Bill Young Branch	328/806	0011163	Buchanan
Bill Young Branch Dismal River	336/653	2HH009008	Buchanan
Spruce Pine Branch	329/238	0011165	Buchanan
Dismal River	329/238	2HH010008	Buchanan
Bill Young Branch	329/238	1HH083029A	Buchanan
Bill Young Branch	329/238	2HH009018	Buchanan
Bill Young Branch	329/238	1HH083025	Buchanan
Bill Young Branch	329/238	2HH009062	Buchanan
Bill Young Branch	329/238	2HH008007	Buchanan

Keen Mountain	329/238	0011173	Buchanan
Bill Young Branch	328/812	2HH009011	Buchanan
Spruce Pine Creek	356/266	2HH011067	Buchanan
Laurel Fork Dismal	340/158	1HH066040	Buchanan
Dismal River	340/158	1HH057051	Buchanan
Garden Creek	343/189	2HH123034	Buchanan
Slate Creek	329/238	0040230	Buchanan
Slate Creek	329/238	0040231	Buchanan
Rock Lick Creek	329/238	2HH225047	Buchanan
Big Prater Creek	325/619	2HH146109	Buchanan
Dismal River	326/372	0070971	Buchanan
Dry Fork of Big Prater Creek	330/235	2HH146116A	Buchanan
Dismal River - Brushy Top Creek	Instrument Number 70002346	1HH053005	Buchanan
Dismal River	438/283	1HH057057	Buchanan
Jim Rowe Fork of Little Prater Creek	443/199	0071362	Buchanan
Russell Prater Creek	463-367	2HH243041G	Buchanan
Little Prater Creek	400/629	2HH1822925	Buchanan
Spruce Pine Creek	368/849	0010644	Buchanan
Dismal River - Spruce Pine Creek	369/247	2HH011068	Buchanan
Middle Fork - Spruce Pine Creek	374/769	2HH011063A	Buchanan
Spruce Pine Creek - Dismal River	376/761	0010647	Buchanan
Dismal River - Spruce Pine Creek	376/759	0010648	Buchanan
Spruce Pine Creek	369/247	0010649	Buchanan
Little Prater Creek - Jime Rowe	400/629	0071711	Buchanan
Little Prater Creek	471/516	2HH182278F	Buchanan
Middle Fork - Spruce Pine Creek	426/254	2HH011065	Buchanan
Below Mouth of Dismal Creek	322/534	2HH118016	Buchanan
Middle Fork - Spruce Pine Creek	413/125	2HH011063	Buchanan
Spruce Pine Creek	413/127	2HH011063B	Buchanan
DISMAL RIVER	Approximately 1.67 acres	2HH 118-002	Buchanan
DISMAL RIVER	Approximately 2.80 acres	2HH 118-002	Buchanan
DISMAL RIVER		2HH 118-001	Buchanan
DISMAL RIVER		2HH 118-021	Buchanan
DISMAL RIVER		2HH 118-003	Buchanan
DISMAL RIVER		2HH 118-004	Buchanan
DISMAL RIVER		2HH 118-005	Buchanan
DISMAL RIVER		2HH 118-006	Buchanan
DISMAL RIVER		2HH 118-007	Buchanan
DISMAL RIVER		007-0961	Buchanan
DISMAL RIVER		001-019768	Buchanan
DISMAL RIVER		001-019769	Buchanan
DISMAL RIVER		2HH 010-009	Buchanan
Spruce Pine Creek	413/125	2HH011064	Buchanan
N&W Railway	604/282	67L 2162	Russell
Gardner Tract 1	612/129	66L 97A	Russell
Gardner Tract 2	612/129	66L 97B	Russell
Pine Creek	641/710	68R 3023	Russell
Ike Boyd Place	700/611	76R 2131	Russell

Putnam	536/222	76R 2106	Russell
Gardner	686/546	67L 2007A	Russell
Hess Creek	699/978	68L 1745	Russell
Elizaberth Simmons	700/569	34R 2443C	Russell
Elizaberth Simmons	700/569	34R 2443D	Russell
Raven	700/569	34000 34R 2485	Russell
Gardner	729/808	67L 82	Russell
Edgar J. Houser Tr 1.3	729/806	67L 64	Russell
Gardner-Plaster	729/812	67L 75D	Russell
West Raven	1044/683	122A 0007A 122 02 0002A	Tazewell
Clinch River	1044/683	122 02 0003A	Tazewell

WEST VIRGINIA

Address	Deed Book /Page Number	Tax ID Number	County
Middle Fork Bradshaw Cr	428/620	364-0011-0003-6001	McDowell
Middle Fork Bradshaw Cr	428/620	364-0011-0003-6002	McDowell
Middle Fork Bradshaw Cr	430/318	364-0011-0004-0000	McDowell
Middle Fork Bradshaw Cr	434/55	364-0021-0000-0000	McDowell
Middle Fork Bradshaw Cr	426/626	364-0023-0000-0000	McDowell
Middle Fork Bradshaw Cr	429/60	364-0024-0000-0000	McDowell
Middle Fork Bradshaw Cr	429/24	364-0025-0000-0000	McDowell
Middle Fork Bradshaw Cr	431/29	364-0037-0000-0000	McDowell

SCHEDULE 1.1C

Reverter Right Properties

1. Gateway Facility (Granite City, Illinois) - Reversionary right of re-entry as contained in Special Warranty Deed recorded July 10, 2008 as document 2008R32521 made by United States Steel corporation, a Delaware corporation and Gateway Energy and Coke Company, LLC, a Delaware limited liability company.

Note: The following tract references are to those in the First American Title Commitment

2. Buchanan County, Virginia (Tract 1-10 and 19-21): By Deed, dated July 14, 1995, and recorded on July 19, 1995, in Deed Book 438, page 223, Jewell Coal and Coke Company, Inc., a Virginia corporation, granted unto Jewell Coke Company, L.P., a Delaware limited partnership, in fee simple determinable, a significant portion of the improvements upon the thirteen tracts. The estate conveyed by the deed shall automatically end, without the need for any further documentation at the end of the term of that certain unrecorded Ground Lease between the said parties, which has the same date as the accompanying deed. (Note: By Ground Lease, dated July 14, 1995, which is unrecorded, Jewell Coal and Coke Company, Inc., a Virginia corporation, leased unto Jewell Coke Company, L.P., a Delaware limited partnership, a boundary of land that encompasses the thirteen tracts of land that are the subject of this report. The initial term of the Ground Lease is twenty years, with two renewal terms of five years each. We are advised that Jewell Coke Company, L.P. is a signatory to both the credit documents and the deed of trust/mortgage for this transaction.)

3. Buchanan County, Virginia (Tract 8): The deed to Jewell Smokeless Coal Corporation by Yukon Pocahontas Coal Company, et al, dated July 11, 1995, and recorded in the Office of the Clerk of the Circuit Court of Buchanan County, Virginia on July 19, 1995, in Deed Book 438, page 196 is made with special warranty of title, and contains covenants to relocate water tank and associated facilities if grantors’ mining is restricted by their presence; and the right to repurchase the property if the facilities cannot be mined under.

4. Buchanan County, Virginia (Tract 19): Deed from Yukon Pocahontas Coal Company (“YPCC”) to JSCC, dated July 11, 1995, Book 438, Page 196: Grantor has right and option to repurchase the property if the facilities cannot be mined under.

5. Buchanan County, Virginia (Tract 20): Deed from YPCC to JSCC, dated July 11, 1995, Book 438, Page 190: Grantor has right to repurchase the property if mining beneath the facilities is restricted.

6. Buchanan County, Virginia (Tract 10): Deed from NWRC to United States of America, dated January 17, 1967, Book 177, Page 461: Upon termination or abandonment of stream-gaging station, the land conveyed shall revert to the grantor.

SCHEDULE 4.15

Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Dominion Coal Corporation	Virginia
Elk River Minerals Corporation	Delaware
Energy Resources, LLC	Virginia
Gateway Energy & Coke Company, LLC	Delaware
Harold Keene Coal Co., Inc.	Virginia
Haverhill North Coke Company	Delaware
Indiana Harbor Coke Company	Delaware
Indiana Harbor Coke Company L.P.	Delaware
Indiana Harbor Coke Corporation	Indiana
Jewell Coal and Coke Company, Inc.	Virginia
Jewell Coke Acquisition Company	Virginia
Jewell Coke Company, L.P.	Delaware
Jewell Resources Corporation	Virginia
Jewell Smokeless Coal Corporation	Virginia
Middletown Coke Company, LLC	Delaware
Oakwood Red Ash Coal Corporation	Virginia
Omega Mining, Inc.	Virginia
Port Talbot Coke Company Limited	England
Sol Coquería Tubarão Ltda.	Brazil
Sun Coal & Coke LLC	Delaware
Sun Coke East Serviços de Coqueificação Ltda.	Brazil
Sun Coke Europe Holding B.V.	Netherlands
Sun Coke International Development S o2. O.D.W.	Poland
Sun Coke International, Inc.	Delaware
SunCoke Energy South Shore LLC	Delaware
SunCoke Technology and Development LLC	Delaware
The Claymont Investment Company LLC	Delaware
Vansant Coal Corporation	Virginia

SCHEDULE 7.2(d)

Existing Indebtedness

None.

SCHEDULE 7.3

Existing Liens

None.

SCHEDULE 7.8

Existing Investments

Equity Interests

Entity Owned	Record Owner	Percent Owned

Indiana Harbor Coke Company L.P.	Indiana Harbor Coke Corporation	65.2%

Indiana Harbor Coke Company L.P.	Indiana Harbor Coke Company	1%

Sun Coke East Serviços de Coqueificação Ltda.	SunCoke Technology and Development LLC	1%

Sun Coke International, Inc.	SunCoke Energy, Inc.	100%

The Claymont Investment Company LLC	SunCoke Energy, Inc.	100%

Loan

$89,000,000 loan to The Claymont Investment Company LLC payable to Jewell Coke Company, L.P. dated August 31, 2000 and maturing on December 31, 2020.

EXHIBIT A

[See attached]

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

July 26, 2011

among

SUNCOKE ENERGY, INC.,

THE SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Credit Agreement	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II

Guarantee
SECTION 2.01.	Guarantee	4
SECTION 2.02.	Guarantee of Payment	5
SECTION 2.03.	No Limitations, Etc	5
SECTION 2.04.	Reinstatement	6
SECTION 2.05.	Agreement To Pay; Subrogation	6
SECTION 2.06.	Information	6

ARTICLE III

Pledge of Securities

SECTION 3.01.	Pledge	7
SECTION 3.02.	Delivery of the Pledged Collateral	7
SECTION 3.03.	Representations, Warranties and Covenants	8
SECTION 3.04.	Certification of Limited Liability Company Interests and Limited Partnership Interests	9
SECTION 3.05.	Registration in Nominee Name; Denominations	9
SECTION 3.06.	Voting Rights; Dividends and Interest, Etc	10

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.	Security Interest	12
SECTION 4.02.	Representations and Warranties	14
SECTION 4.03.	Covenants	16
SECTION 4.04.	Other Actions	19
SECTION 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	19

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Pledged Stock; Pledged Debt Securities
Schedule III	Intellectual Property

ii

Exhibits

Exhibit A	Form of Supplement
Exhibit B	Form of Perfection Certificate

iii

GUARANTEE AND COLLATERAL AGREEMENT dated as of July 26, 2011 (this “Agreement”), among SUNCOKE ENERGY, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Secured Parties (as defined herein).

PRELIMINARY STATEMENT

Reference is made to the Credit Agreement dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and JPM, as Administrative Agent.

The Lenders and the Issuing Lender (such term and each other capitalized term used but not defined in this preliminary statement having the meaning given or ascribed to it in Article I) have agreed to extend credit to the Borrower pursuant to, and upon the terms and conditions specified in, the Credit Agreement. The obligations of the Lenders and the Issuing Lender to extend credit to the Borrower are conditioned upon, among other things, the execution and delivery of this Agreement by the Borrower and each Guarantor. Each Guarantor is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Lender to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement. All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein.

(b) The rules of construction specified in subsection 1.2 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 4.01.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Collateral” shall mean the Article 9 Collateral and the Pledged Collateral.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third person under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third person, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office or any similar office in any other country), including those listed on Schedule III.

“Equity Interests” shall mean Capital Stock of any Subsidiary of the Borrower.

“Excluded Deposit Account” shall mean any Deposit Account the funds in which are used, in the ordinary course of business, primarily for, and do not at any time exceed amounts reasonably required for, the payment of salaries and wages, workers’ compensation and similar expenses.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 5.04.

“General Intangibles” shall mean all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedge Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” shall mean the Borrower and the Guarantors.

“Guarantors” means the collective reference to the Subsidiary Guarantors.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions.

2

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third person, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all pending patent applications or issued patents of the United States or the equivalent thereof in any foreign country, all registrations and recordings thereof, including those listed on Schedule III, and (b) all continuation applications, divisional applications, continuation-in-part applications, those issued patents that are subject to reissue or reexamination certificates, and the inventions disclosed or claimed therein, including the right to make, use, sell offer for sale or import the inventions disclosed or claimed therein.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Pledged Collateral” shall have the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 3.01.

“Pledged Securities” shall mean any promissory notes, stock certificates or other certificated securities or certificates representing Capital Stock now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall have the meaning assigned to such term in Section 3.01.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) any Issuing Lender, (d) each counterparty to any Specified Swap Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is an Agent, a Lender or an Affiliate of an Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is an Agent, a Lender or an Affiliate of an Agent or a Lender at the time such Specified Swap Agreement is entered into, (e) each bank party to a Specified Cash Management Agreement with a Loan Party, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

3

“Security Interest” shall have the meaning assigned to such term in Section 4.01.

“Subsidiary Guarantor” shall mean (a) the Subsidiaries identified on Schedule I hereto as Subsidiary Guarantors and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Closing Date.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third person, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, including all common law rights, applications or registrations filed in the United States Patent and Trademark Office, any similar offices in any State of the United States, any other country or any political subdivision (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to the extent, if any, that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all related extensions or renewals, including those listed on Schedule III, (b) all associated goodwill and (c) all other intangible assets, rights and interests that uniquely reflect or embody such goodwill.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by subsection 2.17 of the Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any Issuing Lender, the aggregate amount, if any, of L/C Obligations or any participation by a Lender in respect of any Letter of Credit that shall not have been funded by the Borrower or the Lenders, as the case may be, in accordance with subsection 3.7 of the Credit Agreement.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. The Borrower and each Guarantor unconditionally guarantees, jointly with the Borrower and with the other Guarantors and severally, to the Administrative Agent, for the ratable benefit of the Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. The Borrower and each Guarantor further agrees that the Obligations may be extended or renewed, in

4

whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. The Borrower and each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 2.03. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise, other than the defense of payment of such obligations in accordance with the terms thereof. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity other than the payment in full of all the Obligations (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements, unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans). Each Guarantor expressly authorizes the Administrative Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security (in accordance with the Loan Documents) and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, in each case in accordance with the Loan Documents, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any

5

cause of the liability of the Borrower or any other Loan Party, other than the payment in full of all the Obligations (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements, unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements, unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans) and the guarantee of such Guarantor has been released pursuant to Section 7.15. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. The Borrower and each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against the Borrower or any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation as expressly contemplated by Section 2.01 when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower and each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by the Borrower or any Guarantor of any sums to the Administrative Agent as provided above, all rights of the Borrower or such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. The Borrower and each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Borrower and such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

6

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a)(i) the Equity Interests owned by such Grantor on the date hereof (including all such Equity Interests listed opposite the name of such Grantor on Schedule II), (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates representing all such Equity Interests (all the foregoing collectively referred to herein as the “Pledged Stock”); provided, however, that the Pledged Stock shall not include more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary and shall not include any Excluded Collateral, (b)(i) the debt securities held by such Grantor on the date hereof (including all such debt securities listed opposite the name of such Grantor on Schedule II), (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (all the foregoing collectively referred to herein as the “Pledged Debt Securities”), (c) subject to the proviso in clause (a) above, all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01, (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above, (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above, and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”). Notwithstanding anything to the contrary, no pledge or security interest is created hereby in, and the Pledged Collateral shall not include, any Excluded Collateral.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, any and all Pledged Securities, to the extent that such Pledged Securities are either (i) certificated Equity Interests or (ii) in the case of promissory notes or other Instruments evidencing Indebtedness, required to be delivered pursuant to paragraph (b) of this Section 3.02.

(b) All Indebtedness (other than any Indebtedness that, individually, has a principal amount less than $1,000,000) owing to any Loan Party that is evidenced by (i) a promissory note or (ii) other Instrument evidencing Indebtedness of which a Responsible Officer is aware shall be promptly pledged and delivered (except in the case of promissory notes or other

7

Instruments evidencing Indebtedness that, as of the Closing Date, have been lost, misplaced or destroyed) to the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and duly executed in blank by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) as of the date hereof, Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Pledged Debt Securities required to be pledged hereunder;

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a Person that is not a Subsidiary or Affiliate of the Borrower, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a Person that is not a Subsidiary or Affiliate of the Borrower, to the best of each Grantor’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder (or otherwise permitted under the Credit Agreement), each Grantor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, and (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than transfers made in compliance with the Credit Agreement;

8

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Stock and, to the extent issued by the Borrower or any of its Subsidiaries, the Pledged Debt Securities, are and will continue to be freely transferable and assignable, and none of the Pledged Stock and, to the extent issued by the Borrower or any of its Subsidiaries, the Pledged Debt Securities are or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder except in each case pursuant to a transaction permitted by, and Liens permitted under, the Credit Agreement;

(e) each Grantor (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than any Lien created or permitted by the Loan Documents), however arising, of all persons whomsoever;

(f) no consent or approval of any Governmental Authority or any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by each Grantor of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, subject only to Liens permitted under the Credit Agreement, as security for the payment and performance of the Obligations; and

(h) subject to applicable local law in the case of any Pledged Collateral issued by any Foreign Subsidiary, the pledge effected hereby is effective to vest in the Administrative Agent, for the ratable benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 3.04. Certification of Limited Liability Company Interests and Limited Partnership Interests. To the extent any interest in any limited liability company or limited partnership which is a Subsidiary organized under the laws of the United States or any jurisdiction thereof and that is Controlled by any Grantor is represented by a certificate and is pledged hereunder, each such interest shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC. For the avoidance of doubt, no such limited liability company or limited partnership shall be required to include in its operative documents or any such certificate any provision that any such interests shall be a “security” within the meaning of Article 8 of the New York UCC.

SECTION 3.05. Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor,

9

endorsed or assigned in blank or in favor of the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, its own name as pledgee, the name of its nominee (as pledgee or as sub-agent). Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities in its capacity as the registered owner thereof. The Administrative Agent shall at all reasonable times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 3.06. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the Grantors notice (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under clause (i) or (ii) of subsection 8.1(f) of the Credit Agreement with respect to the applicable Grantor) that their rights under this Section 3.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, however, that such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable law; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement

10

or instrument of assignment). This paragraph (iii) shall not apply to dividends between or among the Borrower, the Guarantors and any Subsidiaries only of property subject to a perfected security interest under this Agreement; provided that the Borrower notifies the Administrative Agent in writing, specifically referring to this Section 3.06 at the time of such dividend and takes any actions the Administrative Agent specifies to ensure the continuance of its perfected security interest in such property under this Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent certificates to that effect, the Administrative Agent shall, promptly repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s

11

rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(e) After all Events of Default have been cured and waived and the Borrower has delivered to the Administrative Agent a certificate stating that no Event of Default has occurred and is continuing, each Grantor shall have the right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of subparagraph (a)(i) above and the obligations of the Administrative Agent under subparagraph (a)(ii) shall be in effect.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”), in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter-of-Credit Rights;

(xi) all Commercial Tort Claims set forth on the Perfection Certificate, as the same may be supplemented from time to time;

(xii) all books and records pertaining to the Article 9 Collateral; and

12

(xiii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

(b) Notwithstanding anything herein to the contrary, in no event shall the Pledged Collateral or Article 9 Collateral include, and no Grantor shall be deemed to have granted a security interest hereunder or under any other Loan Document in, any (I) General Intangible, Instrument, license, property right, permit or any other contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (x) the abandonment, invalidation, voiding or unenforceability of any right, title or interest of the Grantor therein (including in any Trademark application filed on an intent to use basis until the filing and acceptance of a statement of use), (y) a violation of a valid and enforceable restriction in respect of such General Intangible, Instrument, license, property right, permit or any other contract or agreement or other such rights (1) in favor of a third party or (2) under any law, regulation, permit, order or decree of any Governmental Authority or (z) a breach or termination (or result in any party thereto having the right to terminate) pursuant to the terms of, or a default under, such General Intangible, Instrument, license, property right, permit or any other contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability or breach or termination, as the case may be, shall be remedied and, to the extent severable, shall attach immediately to any portion of such General Intangible, Instrument, license, property right, permit or any other contract or agreement that does not result in any of the consequences specified in the immediately preceding clause (x), (y) or (z) including, any proceeds of such General Intangible, Instrument, license, property rights, permit or any other contract or agreement; (II) more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary, (III) the Equity Interests in any Unrestricted Subsidiary or any Foreign Subsidiary that is not a first tier Foreign Subsidiary, (IV) the Equity Interests of any Foreign Subsidiary to the extent the grant of any security interest therein would require the approval of any Governmental Authority, (V) Equity Interests of any Person other than wholly-owned Subsidiaries of the Loan Parties to the extent not permitted by the terms of such Person’s organizational documents or any joint venture agreement, shareholders agreement or equivalent document relating to such Person, (VI) Equity Interests of any Receivables Subsidiary to the extent not permitted by either the terms of such Receivables Subsidiary’s organizational documents or the terms of any applicable Qualified Receivables Facility, (VII) any vehicle or other asset subject to certificate of title, (VIII) owned real property with a value (together with improvements thereof and any related mineral rights owned by any Loan Party intended to be accessed through such real property) of less than $10,000,000 and all leasehold interests, (IX) any Equipment owned by any Grantor that is subject to a purchase money lien or a Capital Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than the Grantors as a condition to the creation of any other security interest on such Equipment (X) to the extent applicable law requires that a Subsidiary of such Grantor issue directors’ qualifying shares, such shares or nominee similar shares, (XI) any assets (including Capital Stock) to the extent that such grant of a security interest is prohibited by any applicable law, treaty, rule or regulation, (XII) any Excluded Deposit Accounts and (XII) any assets with

13

respect to which the Administrative Agent shall reasonably determine that the cost of creating and/or perfecting a security interest therein is excessive in relation to the benefit to the Secured Parties (collectively, “Excluded Collateral”).

(c) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(d) The Security Interest and the security interest granted pursuant to Article III is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete in all material respects as of the Closing Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a

14

description of the Article 9 Collateral have been prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Section 2 of the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Sections 6.2(b) or 6.9 of the Credit Agreement), which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in the Article 9 Collateral consisting of Intellectual Property) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of renewals or continuation statements. Each Grantor represents and warrants that a fully executed agreement in the form hereof (or a fully executed short form agreement in form and substance reasonably satisfactory to the Administrative Agent), and containing a description of the Article 9 Collateral consisting of United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights, as applicable, has been delivered to the Administrative Agent for recording by or with the United States Patent and Trademark Office or the United States Copyright Office pursuant to 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 and the regulations thereunder, as applicable to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of such Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the New York UCC and (iii) subject to the filings described in Section 4.02(b) a security interest that shall be perfected in all Article 9 Collateral constituting United States Patents, United States registered Trademarks and United States registered Copyrights in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to subsection 7.3 of the Credit Agreement.

15

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to subsection 7.3 of the Credit Agreement. No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to subsection 7.3 of the Credit Agreement.

SECTION 4.03. Covenants. (a) Each Grantor agrees to notify the Administrative Agent in writing within 30 days (or such longer period as the Administrative Agent may agree) of any change in (i) its legal name, (ii) its identity or type of organization, (iii) its Federal Taxpayer Identification Number or organizational identification number (if any) or (iv) its jurisdiction of organization. Each Grantor agrees promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to subsection 6.1(a) of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a certificate executed by its chief legal officer and a Responsible Officer of the Borrower certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings recordings or registrations, including all refilings, recordings and registrations, containing a description of the Article 9 Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or clause (a) of this Section 4.03 to the extent necessary to protect and perfect the Security Interest for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period). Each certificate delivered pursuant to this Section 4.03(b) shall identify in the format of Schedule III all United States issued, registered or applied for Intellectual Property of any Grantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Administrative Agent, but only to the extent that such Intellectual Property would be required to be identified on Schedule III if it were Intellectual Property of any Grantor on the Closing Date.

(c) Subject to the rights of such Grantor under the Loan Documents to dispose of Article 9 Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Administrative Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to subsection 7.3 of the Credit Agreement.

16

(d) Each Grantor agrees, at its own expense, promptly to execute, acknowledge, deliver and cause to be duly filed in any relevant jurisdiction of the United States all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements (including fixture filings) or other documents in connection herewith or therewith; provided, however, that (i) the Grantors shall not be required to take any action in any jurisdiction to create any security interest in assets located or titled outside of the United States (or any political subdivision thereof) or to perfect any security interests in such assets, (ii) the Grantors shall not be required to enter into any security agreement governed by the laws of any jurisdiction other than the United States (or any political subdivision thereof) and (iii) the Grantors shall not be required to enter into any account control agreements with respect to deposit or securities accounts or take any other steps to perfect any security interest in such accounts or cash or cash equivalents.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item of a Grantor that may, in the Administrative Agent’s judgment, constitute issued, registered or applied for United States Copyrights, United States Patents or United States Trademarks; provided that any Grantor shall have the right, exercisable within 30 days after the Borrower has been notified by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.

(e) At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not expressly permitted pursuant to Section 6.10 or 7.3 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents. The Administrative Agent will give notice to the Borrower of any exercise of the Administrative Agent’s rights or powers pursuant to this paragraph (e); provided that any failure to give or delay in giving such notice shall not operate as a waiver of, or preclude any other or further exercise of, such rights or powers or the exercise of any other right or power pursuant to this Agreement.

17

(f) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(g) No Grantor shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral or permit any notice to be filed under the Assignment of Claims Act, except, in each case, as permitted by the Credit Agreement. No Grantor shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession or otherwise in control of the Article 9 Collateral owned by it, except as permitted by the Credit Agreement.

(h) No Grantor will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, releases, credits, discounts, compromises, compoundings or settlements granted or made in the ordinary course of business.

(i) Each Grantor, at its own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in subsection 6.5 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or under the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of any Grantor hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby. The Borrower shall (i) use commercially reasonable efforts to ensure that each provider of any such insurance agree that it will give the Administrative Agent at least 30 days’ prior written notice before any such policy shall be altered in any material respect or canceled and (ii) name the administrative Agent as an additional insured or loss payee, as applicable. It is understood and agreed that the insurance represented by the certificates delivered by Borrower to the Administrative Agent on the Closing Date (and any subsequent certificates with substantially similar language) are deemed to be in compliance with the requirements of clause (ii) of the preceding sentence.

18

(j) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Administrative Agent, records of its Chattel Paper, if any, and its books, records and documents evidencing or pertaining thereto.

SECTION 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, for the ratable benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments subject to the Security Interest, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify.

(b) [Reserved].

(c) Investment Property. To the extent required by Article III, if any Grantor shall at any time hold or acquire any certificated securities subject to the Security Interest and required to be included in the Pledged Collateral, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s reasonable request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Administrative Agent to become the registered owner of the securities.

(d) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5,000,000, the Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Administrative Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent. Each such writing delivered pursuant to this Section 4.04(d) shall be deemed to be a supplement to Schedule 9 to the Perfection Certificate and shall disclose all such Commercial Tort Claims in existence on the date thereof and not then listed on such Schedule or previously so identified to the Administrative Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will not do any act, or omit to do any act, (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the conduct of such Grantor’s business may

19

become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent that is material to the conduct of such Grantor’s business with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Grantor will, and will use its commercially reasonable efforts to cause its licensees and sublicensees to, (i) for each Trademark material to the conduct of such Grantor’s business, (A) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (B) maintain the quality of products and services offered under such Trademark, and (C) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights as required under applicable law; and (ii) for each Trademark included in the Collateral, not knowingly use or knowingly permit the use of any such Trademark in violation of any third party rights.

(c) Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or sublicensees to, for each work covered by a Copyright material to the conduct of such Grantor’s business that it publishes, displays and distributes, use copyright notices as required to establish and preserve its maximum rights under applicable copyright laws.

(d) Each Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may imminently become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the conduct of its business, its right to register the same, or its right to keep and maintain the same.

(e) Each Grantor shall (i) inform the Administrative Agent on an annual basis of each application filed by itself, or through any agent, employee, licensee, sublicensee or designee, for any Patent, or for the registration of any Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof during the preceding Fiscal Year, and (ii) execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may otherwise reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property and each Grantor hereby appoints the Administrative Agent as its attorney in fact to execute and file such writing for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable.

(f) Each Grantor shall take all necessary steps, as determined in its reasonable business judgment, and that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights included in the Collateral (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is

20

material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Grantor knows or has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third person, such Grantor promptly shall notify the Administrative Agent and shall, if the Grantor deems it necessary in its reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License, and each other material License, under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent, for the ratable benefit of the Secured Parties, or its designee.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) to the extent permitted under applicable law, with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantor to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) to the extent permitted under applicable law, with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall

21

deem appropriate. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, subject to subsection 10.1 of the Credit Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent

22

may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and any Issuing Lender pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), to use,

23

license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act, Etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

24

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) The Borrower and each Guarantor hereby agree that all Indebtedness owed by it to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations to the extent required under the Credit Agreement.

25

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in subsection 10.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower as provided in subsection 11.2 of the Credit Agreement.

SECTION 7.02. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement, other than payment in full of all the Obligations (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements, unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans).

SECTION 7.03. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Lender and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or Issuing Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as (i) the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or the aggregate L/C Exposure does not equal zero, or the Commitments have not expired or terminated, or (ii) any payment of any amounts outstanding or due under any Specified Swap Agreement is, or after giving effect to any termination of this Agreement and of the guarantees, Security Interest, pledge of Pledged Collateral and all other security interests made or granted hereby would be, then due and payable.

SECTION 7.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall

26

have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in subsection 10.5 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Administrative Agent and the other indemnitees against, and hold each indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”), provided, that no Grantor shall have any obligation hereunder to any indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee. To the extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of proceeds thereof.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. Any overdue

27

amounts payable under this Section 7.06 shall bear interest at the rate specified in subsection 2.14(c)(ii) of the Credit Agreement.

SECTION 7.07. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent as the attorney-in-fact of such Grantor during the occurrence of an Event of Default for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (d) to send verifications of Accounts to any Account Debtor, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, other than to exercise commercially reasonable care in the custody and preservation of any Collateral in its possession. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, wilful misconduct or bad faith.

SECTION 7.08. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.09. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative

28

Agent, the Issuing Lenders and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with subsection 10.1 of the Credit Agreement.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE ADMINISTRATIVE AGENT) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement

29

by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case located in the Borough of Manhattan, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may on the Closing Date or thereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 10.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 7.15. Termination or Release. (a) This Agreement, the guarantees made herein, the Security Interest, the pledge of the Pledged Collateral and all other security interests granted hereby shall automatically terminate when all the Obligations have been paid in full (other than Obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements, unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans) and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero and the Issuing Lenders have no further obligations to issue Letters of Credit under the Credit Agreement.

30

(b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder (and the security interest granted under Article III) in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement to any person that is not the Borrower or a Guarantor, or, upon the effectiveness of any written consent to the release of the Security Interest granted hereby (or the security interest granted under Article III) in any Collateral pursuant to subsection 10.1 of the Credit Agreement, the Security Interest (and the security interest granted under Article III) in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Administrative Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements and other documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or representation or warranty by the Administrative Agent or any Secured Party. Without limiting the provisions of Section 7.06, the Borrower shall reimburse the Administrative Agent upon demand for all costs and out of pocket expenses, including the reasonable fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.15.

SECTION 7.16. Additional Subsidiaries. Any Subsidiary that is required to become a party hereto pursuant to subsection 6.9 of the Credit Agreement shall enter into this Agreement as a Subsidiary Guarantor and a Grantor. Upon execution and delivery by the Administrative Agent and such Subsidiary of a supplement in the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.17. Right of Setoff. If an Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement and the other Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 7.17 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have. Any Secured Party exercising its rights under this Section shall give prompt notice thereof to the relevant Grantor, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.

31

[Remainder of page intentionally left blank]

32

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SUNCOKE ENERGY, INC.,

by

Name:
Title:

[EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO],

by

Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

SCHEDULE I

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

SUBSIDIARY GUARANTORS*

1. [            ]

*	Jurisdiction of formation identified in parentheses following the name of each Grantor.

SCHEDULE II

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

Pledged STOCK

Issuer	Registered Owner	Number of Certificate	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

SCHEDULE III

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

U.S. COPYRIGHTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no copyrights are owned. List in numerical order by Registration No.]

U.S. Copyright Registrations

Title	Reg. No.	Author

Pending U.S. Copyright Applications for Registration

Title	Author	Class	Date Filed

U.S. PATENTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no patents are owned. List in numerical order by Patent No./Patent Application No.]

U.S. Patents

Patent No.	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

III-2

U.S. TRADEMARKS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no trademarks/trade names are owned. List in numerical order by trademark Registration/application No.]

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Application No.

III-3

EXHIBIT A

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

SUPPLEMENT NO. [—] (this “Supplement”) dated as of [—], 20[—] to the Guarantee and Collateral Agreement dated as of July 26, 2011 (the “Guarantee and Collateral Agreement”), among SUNCOKE ENERGY, INC., a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower from time to time party thereto (each such Subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and the Borrower are referred to collectively herein as the “Grantors”) and JPMORGAN CHASE BANK, N.A. (together with its affiliates, “JPM”), as Administrative Agent (as defined therein).

A. Reference is made to the Credit Agreement dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and JPM, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

C. The Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Lenders to issue Letters of Credit. Section 7.16 of the Guarantee and Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Lenders to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.16 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor and Subsidiary Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Grantor and Subsidiary Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Subsidiary Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Grantor” or a “Subsidiary Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and

Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of (i) any and all Equity Interests and Pledged Debt Securities now owned by the New Subsidiary and (ii) any and all Intellectual Property consisting of United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights now owned by the New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary and its jurisdiction of organization.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall (except as otherwise expressly permitted by the Guarantee and Collateral Agreement) be in writing and given as provided in subection 10.2 of the Credit Agreement. All communications and notices hereunder to the New Subsidiary shall be given to it in care of the Borrower as provided in subsection 10.2 of the Credit Agreement.

A-2

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Remainder of page intentionally left blank]

A-3

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:
Address:
Legal Name:
Jurisdiction of Formation:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT TO THE GUARANTEE AND COLLATERAL AGREEMENT]

Schedule I to

Supplement No. [—] to the

Guarantee and Collateral Agreement

Collateral of the New Subsidiary

EQUITY INTERESTS

Issuer	Registered Owner	Number of Certificate	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

intellectual property

[Follow format of Schedule III to the Guarantee and Collateral Agreement.]

Schedule I to

Supplement No. [—] to the

Guarantee and Collateral Agreement

FORM OF PERFECTION CERTIFICATE

Attached hereto.

Schedule I to

Supplement No. [—] to the

Guarantee and Collateral Agreement

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy, Inc., as Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.	I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.

2.	I have reviewed and am familiar with the contents of this Compliance Certificate.

3.	I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the [Fiscal Year][Fiscal Quarter] for which the financial statements, attached hereto as Attachment 1, are being delivered pursuant to Section 6.1 of the Credit Agreement (the “Financial Statements”). Such review did not disclose during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any Default or Event of Default[, except as set forth below].

4.	To the best of my knowledge, each Loan Party during the [Fiscal Year][Fiscal Quarter] for which the Financial Statements are being delivered has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it.

5.	Attached hereto as Attachment 2 are the computations showing compliance with the financial covenants set forth in Section 7.1 of the Credit Agreement as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be.

6.

[Attached hereto as Attachment 3 are a description of any change in the jurisdiction of organization of any Loan Party and a description of any Person that has become a Group Member, in each case since the [date of the most recent report delivered pursuant to Section 6.2(b) of the Credit Agreement] [Closing Date]][1]

7.	[The Financial Statements are fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).][2]

[1]	Applicable with annual financial statements only.
[2]	Applicable to quarterly financial statements only.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this          day of                     , 20    .

Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein pertains to the period from                          , 20     to                          , 20    .

[Set forth Covenant Calculations]

Attachment 3

to Compliance Certificate

[Set forth description of any change in the jurisdiction of organization of any Loan Party and description of any Person that has become a Group Member]

EXHIBIT C

[                    ]3

CLOSING CERTIFICATE

July 26, 2011

Pursuant to Section 5.1(h) of the Credit Agreement, dated as of July 26, 2011 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among SunCoke Energy, Inc., as Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Company”) hereby certifies in his capacity as an officer of the Company and not individually as follows:

1. Attached hereto as Annex 1 is a true, correct and complete copy of the by-laws and the certificate of incorporation, or similar charter document, certified by the relevant authority of the jurisdiction of organization (each an “Organizational Document”) of the Company as presently in effect. Each such Organizational Document is in full force and effect on this date and has not been amended, modified, or repealed, and no proceedings for amendment, modification or rescission thereof are pending or, to my knowledge, contemplated, and no amendment or other document relating to or affecting such Organizational Document has been filed with the relevant authority of the jurisdiction of organization as of the date hereof and no action has been taken by the Company, its stockholders, the Board of Directors (the “Board”) or officers of the Company in contemplation of the filing of any such amendment or other document in contemplation of the liquidation or dissolution of the Company.

2. Attached hereto as Annex 2 is a true, correct and complete copy of resolutions (the “Resolutions”) duly adopted by the Board of the Company, approving and authorizing the execution, delivery and performance of the Credit Agreement and the other Loan Documents to which the Company is a party or by which it or its assets may be bound and the consummation of the transactions contemplated thereby and therein. The Resolutions have not been amended, modified or rescinded and are in full force and effect on the date hereof, and no other resolutions or action by the Board of the Company have been adopted relating to the authorization, execution, delivery or performance of the Credit Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby and therein.

3. The persons listed on Annex 3 attached hereto are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party and to act on the Company’s behalf in connection with the Loan Documents.

[3]	Insert name of Loan Party.

4. Attached hereto as Annex 4 is a true, correct and complete certificate as to the good standing of the Company.

5. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the extensions of credit requested to be made on the date hereof. [Borrower Only]

6. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof (except to the extent any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date). [Borrower Only]

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first written above.

Name: [ ]
Title: Secretary

I, [    ], the duly elected and qualified officer of the Company, holding the titles listed in Annex 3, do hereby certify on behalf of the Company that [    ] is the duly elected and qualified Secretary of the Company and the signature above is such officer’s true and genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set her name as of the date first written above.

Name: [ ]
Title: [ ]

ANNEX 1

[Organizational Documents]

ANNEX 2

[Board Resolutions]

ANNEX 3

Name	Office	Signature

[ ]	[ ]

[ ]	[ ]

ANNEX 4

[Good Standing Certificate]

EXHIBIT D

[See attached]

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND

FINANCING STATEMENT AND FIXTURE FILING

From

To

JPMORGAN CHASE BANK, N.A.

Dated:                      2011

Premises:

                     County,

This Mortgage was prepared by:

After recording return to:

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of July 26, 2011 (this “Mortgage”), by                                         , having an office at                                          (the “Mortgagor”), to JPMORGAN CHASE BANK, N.A., having an office at 270 Park Avenue, New York, NY 10017 (the “Mortgagee”) as Administrative Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (a) the Credit Agreement dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Suncoke Energy, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Mortgagee, as administrative agent (the “Administrative Agent”), and (b) the Guarantee and Collateral Agreement dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Borrower, the Subsidiary Guarantors from time to time party thereto and Mortgagee, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement and the Guarantee and Collateral Agreement, as applicable.

Pursuant to the Credit Agreement, (a) the Lenders have agreed to make Term Loans, Revolving Loans and Swingline Loans to the Borrower and (b) the Issuing Lender has issued or agreed to issue from time to time Letters of Credit for the account of the Borrower, in each case pursuant to, upon the terms of and subject to the conditions specified in the Credit Agreement. Amounts paid in respect of Term Loans may not be reborrowed. Subject to the terms of the Credit Agreement, Borrower may borrow, prepay and reborrow Revolving Loans. The Credit Agreement provides that the sum of the principal amount of the Loans and the Letters of Credit from time to time outstanding and secured hereby shall not exceed $450,000,000.00.

Mortgagor is a wholly owned Subsidiary of the Borrower and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Lender. In order to induce the Lenders to make Loans and the Issuing Lender to issue Letters of Credit, the Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the obligations of the Borrower under the Credit Agreement pursuant to the terms of the Guarantee and Collateral Agreement.

The obligations of the Lenders to make Loans are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the Obligations, subject to all applicable grace, notice and cure periods under the Loan Documents.

As used in this Mortgage, the term “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) any Issuing Lender, (d) each counterparty to any Specified Swap Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is an Agent, a Lender or an Affiliate of an Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is an Agent, a Lender or an Affiliate of an Agent or a Lender at the time such Specified Swap Agreement is entered into, (e) each bank party to any Specified Cash Management Agreement with a Loan Party, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations. The Credit Agreement also requires the granting by other Credit Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, warrants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all of Mortgagor’s right, title and interest in and to all of the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all of the following (and with respect to land as to which Mortgagor has surface rights only, only to the extent Mortgagor has such rights, if any): all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights and oil and gas rights (to the extent (if any) that Mortgagor has the right to mortgage the same), water rights, and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

2

(3) all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, all only to the extent that Mortgagor has the right to mortgage the same, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4) all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter

3

entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to Permitted Liens (as defined in the Credit Agreement) and all Liens permitted under Section 7.3 of the Credit Agreement, and to satisfaction and release as provided in Section 3.04. Notwithstanding anything contained herein to the contrary, the Mortgaged Property shall not include any Excluded Collateral.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01. Title, Mortgage Lien. (a) Mortgagor has fee simple title to the Land and Improvements (except as to such of the Land as to which Mortgagor has surface rights only), subject only to Permitted Liens and all Liens permitted under Section 7.3 of the Credit Agreement, and except as provided in Section 4.8 of the Credit Agreement.

4

(b) This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

(c) Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Liens and all Liens permitted under Section 7.3 of the Credit Agreement, to the extent of those rights and except as provided in Section 4.8 of the Credit Agreement.

SECTION 1.02. Credit Agreement. This Mortgage is given pursuant to the Credit Agreement. Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Credit Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents. In the event of any inconsistency, conflict or ambiguity between this Mortgage and the Credit Agreement, the Credit Agreement shall govern in all respects.

SECTION 1.03. Payment of Taxes, and Other Obligations. (a) Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement, including without limitation all provisions with respect to the contest or protest of such Taxes.

(b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (i) upon learning thereof, notify Mortgagee of such event, (ii) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (iii) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties.

SECTION 1.04. Maintenance of Mortgaged Property. Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

5

SECTION 1.05. Insurance. Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in subsection 6.5 of the Credit Agreement and shall purchase such additional insurance as may be required from time to time pursuant thereto. Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each Mortgaged Property on which Improvements are located. If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, in each case as amended from time to time.

SECTION 1.06. Casualty Condemnation/Eminent Domain. Mortgagor shall give Mortgagee reasonably prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall be applied in accordance with subsection 2.11 of the Credit Agreement.

SECTION 1.07. Assignment of Leases and Rents. (a) Mortgagor hereby irrevocably and absolutely grants, transfers and assigns to the Mortgagee all of its right title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations. Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

(b) All Leases hereafter entered into by Mortgagor shall be subordinate to the lien of this Mortgage. Unless otherwise permitted under the Credit Agreement, Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

(c) Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein. Subject to Section 1.07(d), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

6

(d) So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee. Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest. For the avoidance of doubt, upon the cessation of any Event of Default, Mortgagor’s rights to receive and collect all Rents shall be automatically be reinstated without any further act or instrument by or from Mortgagee.

(e) Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

SECTION 1.08. Restrictions on Transfers and Encumbrances. Unless otherwise permitted or not prohibited by the Credit Agreement, Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted or not prohibited by the Credit Agreement. . If any of the foregoing transfers or encumbrances results in a mandatory prepayment required by subsection 2.11(b) of the Credit Agreement, any Net Cash Proceeds received by or on behalf of the Mortgagor in respect thereof shall be applied in accordance with subsection 2.11 of the Credit Agreement.

SECTION 1.09. Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”). Mortgagor has hereby

7

granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Guarantee and Collateral Agreement.

SECTION 1.10. Filing and Recording. Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof. Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

SECTION 1.11. Further Assurances. Within a reasonable time after demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, in accordance with and subject to the provisions of this Mortgage, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee pursuant to the Credit Agreement, or for carrying out the intention or facilitating the performance of the terms of this Mortgage consistent with the terms of the Credit Agreement, or for filing, registering or recording this Mortgage.

SECTION 1.12. Additions to Mortgaged Property. Except with respect to leased property, all right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor

8

constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage, subject in each case to all Permitted Liens and all Liens permitted under Section 7.3 of the Credit Agreement.

SECTION 1.13. No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14. Fixture Filing. (a) Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b) The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A attached hereto is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is                     .

9

ARTICLE II

Defaults and Remedies

SECTION 2.01. Events of Default. Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02. Demand for Payment. If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.03. Rights To Take Possession, Operate and Apply Revenues. (a) If an Event of Default shall occur and be continuing, subject to the provisions of applicable law, Mortgagee may seek a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee. Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue Reimbursement Amounts under the Credit Agreement as provided in subsection 2.14(c) of the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(b) Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by and subject to all applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, in the exercise of its commercially reasonable judgement, (i) make all necessary and proper maintenance and repairs thereto and thereon for the reasonable preservation of Mortgagee’s security, (ii) insure or keep the Mortgaged Property insured, (iii) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (iv) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in the best interest of the Mortgaged Property and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all reasonable expenses of taking, holding, managing and operating the Mortgaged Property (including reasonable compensation for the services of all persons employed for such purposes), (ii) the costs of all such permitted maintenance and repairs, (iii) the costs of such insurance, (iv) such taxes, assessments and other similar charges to the extent the same are due and payable, (v) other proper reasonable charges upon the Mortgaged Property or any part thereof which are reasonably incurred in the ordinary course and which are not otherwise limited or restricted herein, and (vi) the reasonable compensation, expenses and disbursements of the attorneys and agents of Mortgagee to the extent related to the foregoing, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

(c) Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured (to the extent any such non-monetary Obligations and Events of Default are capable of being cured), Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04. Right To Cure Mortgagor’s Failure to Perform. Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), beyond any applicable grace, notice or cure period, Mortgagee may pay, perform or observe the same, and all payments reasonably made or costs or expenses reasonably incurred by Mortgagee in connection therewith shall be secured hereby and shall be payable upon demand to Mortgagee with interest thereon at the Interest Rate upon submission of an invoice therefor. Mortgagee shall be the judge, using commercially reasonable discretion in good faith, of the necessity for any such actions and of the amounts to be paid. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof (such persons to present proof of authorization upon request) during normal business hours upon reasonable prior notice to Mortgagor for the purpose of performing or observing any such defaulted term, covenant or condition, without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person, for failure to perform or observe, but without any release of liability for any acts actually performed or observed.

SECTION 2.05. Right to a Receiver. If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled to seek the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located consistent with the terms and provisions of this Mortgage. Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including reasonable receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be payable upon demand to Mortgagee with interest thereon at the Interest Rate upon submission of an invoice therefor.

2

SECTION 2.06. Foreclosure and Sale. (a) Subject to applicable law, if an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage. In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b) The Mortgaged Property may be sold subject to unpaid taxes and Permitted Liens, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d) If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

SECTION 2.07. Other Remedies. (a) In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b) In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to

3

recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

SECTION 2.08. Application of Sale Proceeds and Rents. After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses incurred by the Mortgagee in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Mortgage, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Mortgagee hereunder or under any other Loan Document on behalf of the Mortgagor and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and any Issuing Lender pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the Mortgagor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Upon any sale of all or any of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of all or any of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09. Mortgagor as Tenant Holding Over. If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating

4

or extending a period of redemption from any sale made in collecting said debt or any other amounts due to Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11. Discontinuance of Proceedings. In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.12. Suits To Protect the Mortgaged Property. Mortgagee shall have power in its reasonable discretion (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13. Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14. Possession by Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15. Waiver. (a) No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to

5

be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder. No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b) Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default not inconsistent with such other waivers, grants or other actions; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16. Waiver of Trial by Jury. To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17. Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be

6

construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02. Notices. All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03. Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.04. Satisfaction and Cancellation. (a) The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void when (i) all the Loan Document Obligations (other than contingent indemnification obligations for which no claim has been made) have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero (or the only outstanding Letters of Credit have become subject to arrangements reasonably satisfactory to the Administrative Agent and the Issuing Lender) and the Issuing Lenders have no further obligations to issue Letters of Credit under the Credit Agreement and (ii) no payment of any amounts outstanding and due under any Hedging Agreement is, or after giving effect to such satisfaction and cancellation of this Mortgage and of the security created and consummated hereby would be, then due and payable.

(b) Upon a sale or financing by Mortgagor of all or any portion of the Mortgaged Property that is permitted by the Credit Agreement and the application of the Net Cash Proceeds of such sale or financing in accordance with the terms of the Credit Agreement, the lien of this Mortgage shall be released from the applicable portion of the Mortgaged Property. Mortgagor shall give the Mortgagee reasonable written notice of any sale or financing of the Mortgaged Property prior to the closing of such sale or financing.

(c) In connection with any termination or release pursuant to paragraph (a), the Mortgage shall be marked “satisfied” by the Mortgagee, and this Mortgage shall be canceled of record at the request and at the expense of the Mortgagor. Mortgagee shall execute any documents reasonably requested by Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 3.04 and Mortgagor will pay all costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by Mortgagee in connection with the preparation and execution of such documents.

SECTION 3.05. Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the

7

Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06. Multisite Real Estate Transaction. Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07. No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

8

ARTICLE IV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 4.01. Applicable Law; Certain Particular Provisions. This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located (without regard to principles of conflict of law) with respect to matters involving the creation, interpretation and enforcement hereof, except that Mortgagor expressly acknowledges and agrees that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law. Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.

SECTION 4.02. Local Law Provisions. Notwithstanding anything contained herein to the contrary:

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date of the acknowledgment attached hereto.

,

by

Name:
Title:

STATE OF	)
	)	SS:
COUNTY OF	)

On this day before me, the undersigned Notary Public for said State and County, personally appeared                                         , the                                          of                                     , who executed the foregoing Mortgage, and who, having been duly sworn, acknowledged that the foregoing Mortgage was executed as a free and voluntary act and deed, for the uses and purposes therein mentioned and that stated that any representations therein contained are true.

WITNESS my hand and Notarial Seal this          day of                     , 2011.

Notary Public	Printed Signature
My Commission Expires:	My County of Residence:

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy, Inc., as Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligations pursuant to Section 2.19 of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

4

Schedule 1

to Assignment and Assumption with respect to

the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy, Inc., as

Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as

Administrative Agent

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned

	$	. %

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

JPMORGAN CHASE BANK, N.A., as Administrative Agent	SUNCOKE ENERGY, INC., as Borrower

By:	By
Title:	Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

EXHIBIT F

FORM OF

U.S. TAX CERTIFICATE

[DATE]

Reference is made to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy, Inc., as Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected.

[NAME OF LENDER],
by

Name:
Title:

For any Person requiring a second signature block:
by

Name:
Title:
Address:

EXHIBIT G

FORM OF

INCREASED FACILITY ACTIVATION NOTICE

To:	JPMorgan Chase Bank, N.A.

as Administrative Agent under the Credit Agreement referred to below

Reference is hereby made to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy, Inc., as Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This notice is an Increased Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders signatory hereto (the “Incremental Lenders”) hereby notify you that:

1.	The increased amount of the [Tranche B Term] [Revolving] Facility implemented by this Increased Facility Activation Notice (the “Increased Facility Amount”) is $[ ].

2.	The Increased Facility Amount of each Incremental Lender is set forth opposite such Incremental Lender’s name on the signature pages hereof under the caption “Increased Facility Amount”.

3.	The Increased Facility Closing Date is [ ] [ ], 20[ ].

4.	[The Incremental Term Maturity Date for this Incremental Term Loan is [ ] [ ], 20[ ].][1]

[(a) The amortization schedule relating to this Incremental Term Loan is set forth in Annex A attached hereto and (b) the Applicable Margin for this Incremental Term Loan shall be [                     ].]2

SUNCOKE ENERGY, INC.

By
Name:
Title:

[INCREMENTAL LENDERS]

AMOUNT:	$[ ]	By
Name:
Title:

[1]	To be included in any Increased Facility Activation Notice with respect to an Incremental Term Loan.
[2]	To be included in any Increased Facility Activation Notice with respect to an Incremental Term Loan.

[ANNEX A

TO INCREASED FACILITY ACTIVATION NOTICE]

EXHIBIT H

FORM OF

PURCHASING BORROWER ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy, Inc., as Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

SECTION 11

1.	The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2.	The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.

The Assignee represents and warrants that (a) it is legally authorized to enter into this Purchasing Borrower Assignment and Assumption; (b) it is a Purchasing Borrower Party pursuant to Section 10.6(g) of the Credit Agreement; (c) no Default or Event of Default has occurred or is continuing or would result therefrom; (d) no proceeds from Revolving Loans or Swingline Loans were used to purchase the Assigned Interest; (e) no Revolving Loans are outstanding; and (f) the other terms and conditions with respect to this Purchasing Borrower Assignment and Assumption set forth in Section 10.6(g) of the

Credit Agreement have been satisfied. For the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party.

4.	The effective date of this Purchasing Borrower Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Purchasing Borrower Assignment and Assumption, it will be delivered to the Administrative Agent for recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

5.	The Assignee acknowledges that the Assigned Interest shall be automatically and permanently cancelled upon the Effective Date and will thereafter no longer be outstanding for any purpose under any Loan Document.

6.	This Purchasing Borrower Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Purchasing Borrower Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Purchasing Borrower Assignment and Assumption with respect to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy, Inc., as

Borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as

Administrative Agent

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned

	$	. %

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:		Title:

Accepted for Recordation in the Register:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

EXHIBIT I

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT, dated as of [                             ], 20[    ] (this “New Lender Supplement”), among the Borrower (as defined below), the Administrative Agent (as defined below) and [                    ], as a New Lender (the “New Lender”), to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy, Inc., as Borrower (the “Borrower”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, subject to the terms and conditions of the Credit Agreement, any additional bank, financial institution or other entity, which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become to become a “Lender” under the Credit Agreement in connection with any transaction described in Section 2.24(a) of the Credit Agreement shall execute a New Lender Supplement, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of the Credit Agreement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement as a Lender thereunder;

NOW, THEREFORE, the undersigned hereby agrees as follows:

The New Lender agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date that this New Lender Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [commitment for Incremental Term Loans] [new Revolving Commitment] in an aggregate principal amount of $                    .

The New Lender (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement and each other Loan Document existing as of the date of this New Lender Supplement, together with copies of the financial statements referred to in Section 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon any of the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to such Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and each of the other Loan Documents and will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender including, without limitation, if it is a Non-U.S. Lender, delivery to the Borrower and Administrative Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Lender may be required to deliver to the Borrower and Administrative Agent pursuant to Section 2.19(f) of the Credit Agreement.

The New Lender’s address for notices for the purposes of the Credit Agreement is as follows:

The New Lender hereby agrees to make its new [Tranche B Term] [Revolving] Commitment on the following terms and conditions:

1.	Applicable Margin and Principal Payments. The Applicable Margin for each Incremental Term Loan and scheduled amortization shall be as provided in the Increased Facility Activation Notice delivered on or about [ ].

2.	New Revolving Commitments. The terms and provisions of the new Revolving Commitment shall be identical to the Revolving Commitments.[

3.	Proposed Borrowing. This New Lender Supplement represents the Borrower’s request to [borrow Incremental Term Loans from New Lender] [establish new Revolving Commitments] as follows (the “Proposed [Incremental Term Loan] [New Revolving Commitment”]):

a.	Business Day of Proposed [Incremental Term Loan] [New Revolving Commitment:

b.	Amount of Proposed [Incremental Term Loan] [New Revolving Commitment:

$

c.	[Interest rate option:

☐	Base Rate Loan(s)

☐	Eurodollar Loans with an initial Interest Period of month(s)]

4.	Borrower’s Certifications. By its execution of this New Lender Supplement, the Borrower hereby certifies as of the date hereof and upon the effectiveness of the [Proposed Incremental Term Loan] [New Revolving Commitment] (i) no Default or Event of Default has occurred and is continuing or shall result therefrom and (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects.][6]

5.	[Borrower Covenants. By its execution of this New Lender Supplement, Borrower hereby covenants that set forth on Exhibit A are the calculations demonstrating the total yield (calculated for both the Incremental Term Loans and the Term Loans, including the upfront fees, any interest rate floors and any OID (excluding any arrangement, underwriting or similar fee paid by the Borrower)) in respect of the Proposed Incremental Term Loan].

6.	Notice. For purposes of the Credit Agreement, the initial notice address of the New Lender shall be as set forth in this New Lender Supplement.

7.	Amendment, Modification and Waiver. This New Lender Supplement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

8.	Entire Agreement. This New Lender Supplement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

9.	GOVERNING LAW. THIS NEW LENDER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NEW LENDER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.	Severability. Any term or provision of this New Lender Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent

[6]	To be included if New Lender Supplement is intended to serve as borrowing notice.

of such prohibition or unenforceability without invalidating the remaining provisions of this New Lender Supplement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.	Counterparts. This New Lender Supplement may be executed by one or more of the parties to this New Lender Supplement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this New Lender Supplement by facsimile transmission or other electronic transmission (such as a “pdf” or “tif” file) shall be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered as of the date first above written.

[INSERT NAME OF LENDER]

By:
Name:
Title:

Accepted this day of , 20[ ]

SUNCOKE ENERGY, INC.

By:
Name:
Title:

Accepted this day of , 20[ ]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT J-1

[FORM OF] TERM NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, SunCoke Energy, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined herein), in lawful money of the United States of America in immediately available funds to the Administrative Agent for the account of the Lender at the Funding Office (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to Borrower pursuant to the Credit Agreement.

Reference is made to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrower under this note.

This note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

J-1-1

For the avoidance of doubt, to the extent that any provision herein conflicts with any provision, term or condition set forth in the Credit Agreement, the applicable Credit Agreement provision, term or condition shall control.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

J-1-2

SUNCOKE ENERGY, INC.

By:
Name:
Title:

J-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

J-1-4

EXHIBIT J-2

[FORM OF] REVOLVING CREDIT NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, SunCoke Energy, Inc., a Delaware corporation (“Borrower”) hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined herein), in immediately available funds to the Administrative Agent for the account of the Lender at the Funding Office (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

Reference is made to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrower under this note.

This note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

J-2-1

For the avoidance of doubt, to the extent that any provision herein conflicts with any provision, term or condition set forth in the Credit Agreement, the applicable Credit Agreement provision, term or condition shall control.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

J-2-2

SUNCOKE ENERGY, INC.

By:
Name:
Title:

J-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

J-2-4

EXHIBIT J-2

EXHIBIT J-3

[FORM OF] SWINGLINE NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, SunCoke Energy, Inc., a Delaware corporation (“Borrower”) hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined herein), in immediately available funds to the Administrative Agent for the account of the Lender at the Funding Office (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swingline Loans made by the Lender to Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swingline Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

Reference is made to the Credit Agreement, dated as of July 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

J-3-5

For the avoidance of doubt, to the extent that any provision herein conflicts with any provision, term or condition set forth in the Credit Agreement, the applicable Credit Agreement provision, term or condition shall control.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

J-2-6

SUNCOKE ENERGY, INC.

By:
Name:
Title:

J-2-7

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

J-2-8